Exhibit 10.9
Lease Agreement
between
555-575 Market Street, llc,
a Delaware limited liability company
as “Landlord”
and
Taleo Corporation,
a Delaware corporation
as “Tenant”
Dated May 14, 2004

i

Exhibits

Exhibit A	Description of Premises, Building and Project, including Parking Area
Exhibit B	Construction Rider
Exhibit C	Commencement Certificate
Exhibit D	Project Rules Rider
Exhibit E	Prohibited Uses Rider
Exhibit F	Additional Provisions Rider

Index of Defined Terms

ADA	10
Additional Rent	5
Alterations	12
Applicable Measurement Standards	1
Arbitration Period Base Rent	40
Award	23
Bank	8
Base Operating Costs	2
Base Taxes	2
Building	1
Building Systems	9
Buildings	1
Claims	18
Common Areas	35
Condemnation	23
Condemnor	23
Controls	16
CPA	6
Date of Condemnation	23
Election Notice	39
Encumbrance	31
Environmental Losses	11
Environmental Requirements	10
Event of Default	27
Expense Statement	5
Expiration Date	1
Fees	33
Handled by Tenant	10
Handling by Tenant	10
Hazardous Materials	10
HVAC	9
Initial Rent Determination Period	39
Interest Rate	29
Land	1
Landlord	1
Laws	3
LC Face Amount	7
LC Termination Date	7
Lease	1
Letter of Credit	8
Letter of Credit Proceeds	7
Minimum HVAC Hours	16
Mortgagee	32
Operating Costs	2
Parking Area	1

v

Permitted Hazardous Materials	11
Premises	1
Prevailing Market Rent	39
Prohibited Use	9
Project	1
Project Rules	36
Property Manager	19
Proposed Transferee	25
Renewal Option	39
Rent	7
Rental Tax	16
Report Date	6
Representatives	10
Service Failure	17
Taxes	4
Tenant	1
Tenant Improvements	12
Tenant’s Share	5
Tenant’s Taxes	16
Tenant’s Work	12
Term	1
Third CPA	6
Trade Fixtures	14
Transfer	25
Transferee	25
Visitors	10

Basic Lease Information

Lease Date:	For identification purposes only, the date of this Lease is May 14, 2004
Landlord:	555-575 Market Street, llc, a Delaware limited liability company
Tenant:	Taleo Corporation, a Delaware corporation
Project:	Market Center, San Francisco, California
Building Address:	575 Market Street San Francisco, California 94105
Premises:	Floor: 8th
Suite Number:
Rentable Area:	Approximately 12,109 rentable square feet
Premises Mailing Address:	575 Market Street San Francisco, California 94105
Term:	Sixty (60) full calendar months (plus any partial calendar month at the beginning of the Term)
Renewal Options:	One (1) option to renew for an additional five (5) year term
Commencement Date:	August 1, 2004
Expiration Date:	July 31, 2009

		Rate per rentable
		square foot per	Monthly
Base Rent:	Months	month	Base Rent
	1 – 12, and any partial month at the beginning of the Term	$0.00	$0.00
	13 – 24	$2.33	$28,213.97
	25 – 36	$2.42	$29,303.78
	37 – 48	$2.50	$30,272.50
	49 – 60	$2.58	$31,241.22

Tenant’s Share of the Building for Operating Costs:	2.58%
Tenant’s Share of the Building for Taxes:	2.55%
Security Deposit:	Irrevocable standby letter of credit in the amount of One Hundred Forty-Two Thousand Eight Hundred Ninety Dollars ($142,890.00)
Parking:	One (1) parking space at a current cost of Three Hundred Fifty Dollars ($350.00) per month or the prevailing market rate following prior written notice to Tenant, as determined by Landlord.
Landlord’s Address for Payment of Rent:	Divco West Properties, llc c/o Divco West Property Services, llc 575 Market Street, Suite 2125 San Francisco, California 94105 Attention: Larie Meeker, Property Manager
Permitted Use:	General office
Landlord’s Address for Notices:	Divco West Properties, llc
c/o Divco West Property Services, llc
575 Market Street, Suite 2125
San Francisco, California 94105
Attention: Larie Meeker, Property Manager
Facsimile: (415) 284-2040
Telephone: (415) 284-2020

with a copy to:
Divco West Properties, llc
c/o Divco West Property Services, llc
400 Hamilton Avenue, Fourth Floor
Palo Alto, California 94301
Attention: David A. Taran and Jacqueline Moore
Facsimile: (650) 322-9999
Telephone: (650) 688-4100

with a copy to:
RREEF 101 California Street, 26th Floor San Francisco, California 94111 Attention: Douglas Sturiale Facsimile: (415) 391-9015 Telephone: (415) 781-3300 with a copy to:
Morrison & Foerster, llp 425 Market Street San Francisco, California 94105 Attention: Carl J. Seneker, Esq., Real Estate Notices (26463/37) Facsimile: (415) 268-7522
Tenant’s Address for Notices:	Taleo Corporation 575 Market Street, 8th Floor San Francisco, California 94105 Attention: Josh Faddis, Director Legal Facsimile: (866) 507-5966 with a copy to:
Chief Financial Officer Taleo Corporation 330 St. Vallier East, Suite 400 Quebec QC G1K 9C5 CANADA Attention: Jean Lavigueur Facsimile: (418) 524-8899 with a copy to:
Condon & Forsyth LP

685 Third Avenue New York, New York 10017 Attention: Katherine B. Posner Attention: John D. Horenstein Facsimile: (212) 490-9100
Broker(s):	Landlord’s Broker: The CAC Group Tenant’s Broker: Newmark Pacific, Inc.
Guarantor(s):	None
Property Manager:	Larie Meeker, Divco West Property Services, llc
Additional Provisions:	Signage, Right to Terminate, Right of First Offer
Base Year:	The calendar year 2004
Minimum HVAC Hours:	8:00 a.m. to 6:00 p.m.

x

     This Lease Agreement (this “Lease”) is made as of the Lease Date set forth in the Basic Lease Information, by and between the Landlord identified in the Basic Lease Information (“Landlord”) and the Tenant identified in the Basic Lease Information (“Tenant”). Landlord and Tenant hereby agree as follows:
1. Premises
     Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon the terms and subject to the conditions of this Lease, the space identified in the Basic Lease Information as the Premises (the “Premises”), in the building owned by Landlord having the address specified in the Basic Lease Information (the “Building”). The Building, the adjacent commercial building having an address of 575 Market Street (together with the Building, collectively, the “Buildings”)), the parking facilities serving the Buildings (the “Parking Area”), and the parcel(s) of land (the “Land”) on which the Buildings and the Parking Area are situated, shall hereinafter be referred to collectively as the “Project .”
     The approximate configuration and location of the Premises is shown on Exhibit A. Landlord and Tenant agree that the rentable area of the Premises for all purposes under this Lease shall be the Rentable Area specified in the Basic Lease Information; provided, however, that, at any time before Tenant takes possession pursuant to Section 2 below of the Premises Landlord may, at its option and at its own expense, or shall, upon Tenant’s written request and at Tenant’s expense upon ten (10) days’ written notice to Tenant, cause its architect to re-measure the Premises and/or the Project in accordance with the Applicable Measurement Standards (as defined below), provided that such notice is given and Tenant has been given the opportunity to participate in or observe such remeasurement. Any such re-measurement shall be final and binding on Landlord and Tenant absent manifest error, and any calculations contained in this Lease based on square footage, including, without limitation, Base Rent and Tenant’s Share, shall be adjusted accordingly. Upon completion of any such re-measurement, Landlord and Tenant shall, at the request of either party, confirm the Rentable Area, the Base Rent and Tenant’s Share in writing. As used herein, “Applicable Measurement Standards” means (i) as to all retail space in the Project, standards requiring measurement from the outer line of outside walls (except for outside walls consisting primarily of plate glass, as to which measurement shall be from such plate glass) to the center line of demising walls, and (ii) as to all office space in the Project, the ANSI/BOMA Standard Method of Measuring Floor Area in Office Buildings.
2. Term; Possession
     The term of this Lease (the “Term”) shall commence on the Commencement Date and, unless sooner terminated, shall expire on the Expiration Date set forth in the Basic Lease Information (the “Expiration Date”). Landlord shall deliver possession of the Premises within one (1) business day following mutual execution hereof, provided that notwithstanding anything herein to the contrary, Landlord shall not be liable for any claims, damages or liabilities if possession of the Premises are not delivered on such date, provided that the Commencement Date shall be extended by one day for each day of delay of delivery of possession. If Tenant enters or permits its contractors to enter the Premises prior to the Commencement Date, such entry shall be upon all of the terms of this Lease (including its obligations regarding indemnity and insurance) except those regarding the obligation to pay Rent, which shall commence on the

Commencement Date. Upon a written request by either party, Landlord and Tenant shall execute a commencement certificate in the form attached as Exhibit C.
3. Rent
     3.1 Base Rent
     Tenant agrees to pay to Landlord the Base Rent set forth in the Basic Lease Information, without prior notice or demand, on the first day of each and every calendar month during the Term, except that Base Rent for the first full calendar month in which Base Rent is payable shall be paid upon Tenant’s execution of this Lease and Base Rent for any partial calendar month at the beginning of the Term shall be paid on the Commencement Date. Base Rent for any partial calendar month at the beginning or end of the Term shall be prorated based on the actual number of days in the month.
     If the Basic Lease Information provides for any change in Base Rent by reference to years or months (without specifying particular dates), the change will take effect on the first (1st) day of the first full calendar month following the applicable annual or monthly anniversary of the Commencement Date.
     3.2 Additional Rent: Increases in Operating Costs and Taxes
          3.2.1 Definitions
     (a) “Base Operating Costs” means Operating Costs for the calendar year specified as the Base Year in the Basic Lease Information (excluding therefrom, however, any Operating Costs of a nature that would not ordinarily be incurred on an annual, recurring basis).
     (b) “Base Taxes” means Taxes for the calendar year specified as the Base Year in the Basic Lease Information. If the amount of Taxes imposed with respect to the Project or the Building increases during the Base Year for any reason (including, without limitation, because of any transfer of title to the Project or the Building or any construction of improvements at the Project or the Building), then, subject to Section 3.2.1(d) below, for the purpose of calculating Base Taxes, Taxes for the Base Year shall be calculated based upon the Taxes that would have been imposed for the entire Base Year if such increase had occurred before the commencement of the Base Year.
     (c) “Operating Costs” means all costs of managing, operating, maintaining, cleaning, securing, altering, and repairing the Premises, the Building and/or the Project or any part thereof, including all costs, expenditures, fees and charges for: (A) operation, maintenance and repair of the Project (including maintenance, repair and replacement of glass, the roof covering or membrane, resurfacing, painting, restriping, cleaning and sweeping, landscaping and fountains); (B) utilities and services (including telecommunications facilities and equipment, recycling programs and trash removal), and associated supplies and materials; (C) compensation (including employment taxes) for persons who perform duties in connection with the operation, management, maintenance and repair of the Project (including independent contractors), such compensation to be appropriately allocated for persons who also perform duties unrelated to the Project; (D) property (including coverage for earthquake and flood if carried by Landlord), liability, rental income and other insurance relating to the Project, and expenditures for deductible amounts paid under such insurance; (E) licenses, permits and inspections; (F) complying with the requirements of any law, statute, ordinance or governmental rule or regulation or any orders pursuant thereto (collectively “Laws”); (G) amortization of capital improvements required to comply with Laws which take effect subsequent to the Commencement Date, or which are reasonably expected to reduce Operating Costs or improve the utility, efficiency or capacity of any Building System or the appearance of the Project, with interest on the unamortized balance at the rate paid by Landlord on funds borrowed to finance such capital improvements, over such useful life as determined pursuant to commonly accepted commercial real estate accounting practices; (H) an office in the Project for the management of the Project, including expenses of furnishing and equipping such office and the rental value of any space occupied for such purposes; (I) property management fees not to exceed a commercially reasonable amount; (J) accounting, legal and other professional services incurred in connection with the operation of the Project and the calculation of Operating Costs and Taxes; (K) a reasonable allowance for depreciation on machinery and equipment used to maintain the Project and on other personal property owned by Landlord in the Project (including window coverings and carpeting in Common Areas (as defined in Section 28)); (L) contesting the validity or applicability of any Laws that may affect the Project; (M) any Common Area maintenance fees and expenses (including costs and expenses of operating, managing and maintaining the Parking Area and the Common Areas in the Project); (N) parking area directional signs and other markers and bumpers, as well as personnel to implement any parking control other services and to police the automobile parking and Common Areas; and (O) any other cost, expenditure, fee or charge, whether or not hereinbefore described, which in accordance with generally accepted property management practices would be considered an expense of managing, operating, maintaining and repairing the Project. Operating Costs for any calendar year, including the Base Year, during which occupancy of the Project is less than one hundred percent (100%) shall be calculated based upon the Operating Costs that would have been incurred if the Project had an occupancy of one hundred percent (100%) during the entire calendar year.
     Operating Costs shall not include (i) capital improvements (except as otherwise provided above); (ii) costs of special services rendered to individual tenants (including Tenant) for which a special charge is made; (iii) interest and principal payments on loans or indebtedness secured by the Project (except as otherwise provided in clause (G) of the immediately preceding paragraph); (iv) costs of improvements for Tenant or other tenants of the Project; (v) costs of services or other benefits of a type which are not available to Tenant but which are available to other tenants or occupants, and costs for which Landlord is reimbursed by other tenants of the Project other than through payment of tenants’ shares of increases in Operating Costs and Taxes; (vi) brokerage commissions, attorneys’ fees and other expenses incurred in connection with leasing space in the Project or enforcing such leases; (vii) depreciation or amortization, other than as specifically enumerated in the definition of Operating Costs above; (viii) costs, fines or penalties incurred due to Landlord’s violation of any Law; (ix) above standard cleaning for any particular tenant of the Project; (x) ADA compliance costs in any other tenant premises; (xi) advertising expenses including cost of website; (xii) purchase and maintenance of artwork; (xiii) costs incurred by any breach of a lease; (xiv) any expense for which Landlord receives reimbursement from insurance proceeds, condemnation awards, warranties, guaranties or other third parties; (xv) the costs of any renovation, improvement, painting or redecorating of any portion of the Project made for the exclusive use of another tenant; (xvi) costs incurred to comply with laws relating to the removal and remediation of any Hazardous Material which was in existence on the Building prior to the date of this Lease, and was of such a nature that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material and of the conditions that then existed on the Building, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto; (xvii) excessive management fees including salaries for officers above level of building manager; (xviii) holiday decorations in excess of a commercially reasonable amount; (xix) costs related to food courts; (xx) costs of initial construction; (xxi) costs incurred as a result of Landlord’s gross negligence or willful misconduct; (xxii) all interest, loan fees, and other carrying costs related to any mortgage or deed of trust or related to any capital item, and all rental and other payable due under any ground or underlying lease, or any lease for any equipment ordinarily considered to be of a capital nature (except janitorial equipment which is not affixed to the Building.); (xxiii) overhead profit increments paid to Landlord’s subsidiaries or affiliates for management or other services on or to the building or for supplies or other materials to the extent that the cost of the services, supplies, or materials exceeds the cost that would have been paid had the services, supplies, or materials been provided by unaffiliated parties on a competitive basis; (xxiv) expenses in connection with services of a type that are not provided to Tenant but which are provided to another tenant or occupant of the Building or the Project; (xxv) costs incurred by Landlord, and penalties assessed against Landlord by any governmental body or agency, as a result of the violation by Landlord of any Laws applicable to the Project (provided, however, that the cost of correcting portions of the Project that do not comply with Laws where such noncompliance was caused by a change in a Law after the Commencement Date, shall be included in Operating Costs subject to the limitations herein), and (xxvi) purchase and maintenance of artwork.
     (d) “Taxes” means: all real property taxes and general, special or district assessments or other governmental impositions, of whatever kind, nature or origin, imposed on or by reason of the ownership or use of the Premises, the Building, or the Project; governmental charges, fees or assessments for transit or traffic mitigation (including area-wide traffic improvement assessments and transportation system management fees), housing, police, fire or other governmental service or purported benefits to the Premises, the Building, or the Project; personal property taxes assessed on the personal property of Landlord used in the operation of the Premises, the Building, or the Project; service payments in lieu of taxes and taxes and assessments of every kind and nature whatsoever levied or assessed in addition to, in lieu of or in substitution for existing or additional real or personal property taxes on the Premises, the Building, or the Project or the personal property described above; any increases in the foregoing caused by changes in assessed valuation, tax rate or other factors or circumstances; and the reasonable cost of contesting by appropriate proceedings the amount or validity of any taxes, assessments or charges described above. To the extent paid by Tenant or other tenants as “Tenant’s Taxes” (as defined in Section 8), “Tenant’s Taxes” shall be excluded from Taxes.
     Taxes shall not include: (A) penalties and/or interest resulting from Landlord’s late payment of Taxes; (B) excise taxes on Landlord’s gross or net rentals or other income; (C) income, franchise, transfer, gift, estate, succession, inheritance and capital stock taxes; (D) taxes on “out parcels” – future development sites; (E) correction of underpayments in previous tax years; (F) acquisition of development rights from other property; and (G) increases due to Landlord’s failure to comply with taxing authority requirements.

     (e) With respect to Operating Costs and Taxes which Landlord allocates to the Building, “Tenant’s Share” shall be the percentage set forth in the Basic Lease Information as Tenant’s Share of the Building for Operating Costs and Tenant’s Share of the Building for Taxes, respectively, as adjusted by Landlord from time to time for a remeasurement of or changes in the physical size of the Premises or the Building, whether such changes in size are due to an addition to or a sale or conveyance of a portion of the Building or otherwise. With respect to Operating Costs and Taxes which Landlord allocates to the Project as a whole, “Tenant’s Share” shall be, with respect to Operating Costs which Landlord allocates to the Project as a whole, the products of (i) the Rentable Area of the Premises, and (ii) a fraction, the numerator of which is one and the denominator of which is the Rentable Area of the Project. With respect to Operating Costs and Taxes which Landlord allocates to only a portion of the Project, a percentage calculated by Landlord from time to time in its sole discretion and furnished to Tenant in writing, in either case as adjusted by Landlord from time to time for a remeasurement of or changes in the physical size of the Premises or the Project, whether such changes in size are due to an addition to or a sale or conveyance of a portion of the Project or otherwise. Notwithstanding the foregoing, Landlord may equitably adjust Tenant’s Share(s) for all or part of any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Building and/or the Project or that varies with the occupancy of the Building and/or the Project.
          3.2.2 Additional Rent
     (a) Tenant shall pay Landlord as “Additional Rent” for each calendar year following the Base Year or each portion thereof during the Term Tenant’s Share of the sum of (x) the amount (if any) by which Operating Costs for such period exceed Base Operating Costs, and (y) the amount (if any) by which Taxes for such period exceed Base Taxes.
     (b) Prior to the end of the Base Year and each calendar year thereafter, Landlord shall notify Tenant of Landlord’s estimate of Operating Costs, Taxes and Tenant’s Additional Rent for the following calendar year. Commencing on the first day of January of each calendar year following the Base Year and continuing on the first day of every month thereafter in such year, Tenant shall pay to Landlord one-twelfth (1/12th) of the estimated Additional Rent. If Landlord thereafter estimates that Operating Costs or Taxes for such year will vary from Landlord’s prior estimate, Landlord may, by notice to Tenant, revise the estimate for such year (and Additional Rent shall thereafter be payable based on the revised estimate).
     (c) Landlord shall endeavor to furnish Tenant, not more than ninety (90) days after the end of the Base Year and each calendar year thereafter, a statement with respect to such year, showing Operating Costs, Taxes and Additional Rent for the year, and the total payments made by Tenant with respect thereto (“Expense Statement”). Every Expense Statement given by Landlord pursuant to this Section 3.2.2(c) shall be conclusive and binding upon Tenant unless (i) within ninety (90) days after the receipt of such statement Tenant shall notify Landlord that it disputes the correctness thereof, specifying the particular respects in which the statement is claimed to be incorrect, and (ii) if such dispute shall not have been settled by agreement, Tenant shall submit the dispute to arbitration within ninety (90) days after receipt of the Expense Statement. Pending the determination of such dispute by agreement or arbitration as aforesaid, Tenant shall, within thirty (30) days after receipt of such Expense Statement, pay all sums due hereunder in accordance with Landlord’s Expense Statement and such payment shall be without prejudice to Tenant’s position. If the dispute shall be determined in Tenant’s favor, Landlord shall forthwith pay Tenant the amount of Tenant’s overpayment resulting from compliance with Landlord’s statement.
     (d) Provided that Tenant notifies Landlord in accordance with the terms of Section 3.2.2(c) above, that Tenant disputes an Expense Statement received from Landlord, Tenant or its CPA (as defined below) shall have the right, at Tenant’s sole cost and expense, provided that Tenant utilizes a Certified Public Accountant (the “CPA”), upon at least thirty (30) days’ prior notice to Landlord at any time during regular business hours to audit, to review and photocopy Landlord’s records pertaining to Operating Costs, Taxes and Additional Rent for the immediately previous calendar year and the Base Year only. Tenant shall retain a CPA who calculates its fees based upon hours actually worked (as opposed to any incentive, contingency or fee arrangement). Tenant shall complete the audit and present any disputed charges to Landlord, in writing, within six months of receipt of Landlord’s statement pursuant to Section 3.2.2(c) above. If, following Landlord’s receipt of the audit and any disputed charges (the “Report Date”), Landlord disputes the findings contained therein, and Landlord and Tenant are not able to resolve their differences within thirty (30) days following the Report Date, the dispute shall be resolved by binding arbitration as follows: Landlord and Tenant shall each designate an independent certified public accountant, which shall in turn jointly select a third independent Certified Public Accountant (the “Third CPA”). The Third CPA, within thirty (30) days of selection, shall, at Tenant’s sole expense, audit the relevant records and certify the proper amount within. That certification shall be final and conclusive. If the Third CPA determines that the amount of Expenses billed to Tenant was incorrect, the appropriate party shall pay to the other party the deficiency or overpayment, as applicable, within thirty (30) days following delivery of the Third CPA’s decision, without interest. Tenant agrees to keep all information thereby obtained by Tenant confidential and to obtain the agreement of its CPA and the Third CPA to keep all such information confidential. Tenant shall provide a copy of such CPA agreements to Landlord promptly upon request. Notwithstanding anything herein to the contrary, if such refund owing exceeds the aggregate amount properly payable by Tenant pursuant to the terms of this Lease by five percent (5%) or more, then Landlord shall pay at such time any reasonable out-of-pocket audit expenses.
     (e) If Tenant’s Additional Rent as finally determined for any calendar year exceeds the total payments made by Tenant on account thereof, Tenant shall pay Landlord the deficiency within thirty (30) days of Tenant’s receipt of Landlord’s Expense Statement. If the total payments made by Tenant on account thereof exceed Tenant’s Additional Rent as finally determined for such year, Tenant’s excess payment shall be credited toward the rent next due from Tenant under this Lease. For any partial calendar year at the beginning or end of the Term, Additional Rent shall be prorated on the basis of a 365-day year by computing Tenant’s Share of the increases in Operating Costs and Taxes for the entire year and then prorating such amount for the number of days during such year included in the Term. Notwithstanding the termination of this Lease, Landlord shall promptly pay to Tenant or Tenant shall promptly pay to Landlord, as the case may be, within thirty (30) days after Tenant’s receipt of Landlord’s final Expense Statement for the calendar year in which this Lease terminates, the difference between Tenant’s Additional Rent for that year and the total amount previously paid by Tenant on account thereof subject to Section 3.2.2(c) above. Landlord shall provide prompt notice to Tenant of any tax refund notwithstanding the termination of this Lease.
     If for any reason Base Taxes or Taxes for any year during the Term are reduced, refunded or otherwise changed, Tenant’s Additional Rent shall be adjusted accordingly. Notwithstanding the first sentence of this paragraph, if Taxes are temporarily reduced as a result of space in the Project being leased to a tenant that is entitled to an exemption from property taxes or other taxes, then for purposes of determining Additional Rent for each year in which Taxes are reduced by any such exemption, Taxes for such year shall be calculated on the basis of the amount the Taxes for the year would have been in the absence of the exemption. The obligations of Landlord to refund any overpayment of Additional Rent and of Tenant to pay any Additional Rent not previously paid shall survive the expiration of the Term. Notwithstanding anything to the contrary in this Lease, if there is at any time a decrease in Taxes below the amount of the Taxes for the Base Year, then for purposes of calculating Additional Rent for the year in which such decrease occurs, Base Taxes shall be reduced to equal the Taxes for the year in which the decrease occurs.
     3.3 Payment of Rent
     All amounts payable or reimbursable by Tenant under this Lease, including late charges and interest (collectively, “Rent”), shall constitute rent and shall be payable and recoverable as rent in the manner provided in this Lease. All sums payable to Landlord on demand under the terms of this Lease shall be payable within thirty (30) days after notice from Landlord of the amounts due. All Rent shall be paid without offset, recoupment or deduction in lawful money of the United States of America to Landlord at Landlord’s Address for Payment of Rent as set forth in the Basic Lease Information, or to such other person or at such other place as Landlord may from time to time designate.
4. Letter of Credit
     (a) On or prior to July 1, 2004 (the “L/C Delivery Date”) Tenant shall deliver to Landlord, at Tenant’s sole cost and expense, the Letter of Credit described below in the amount of One Hundred Forty-Two Thousand Eight Hundred Ninety Dollars ($142,890.00) (the “LC Face Amount”) as security for Tenant’s performance of all of Tenant’s covenants and obligations under this Lease; provided, however, that neither the Letter of Credit nor any Letter of Credit Proceeds (as defined below) shall be deemed an advance rent deposit or an advance payment of any other kind, or a measure of Landlord’s damages upon Tenant’s breach of or default under this Lease. The Letter of Credit shall be maintained in effect from the date hereof through the date that is sixty (60) days after the Expiration Date (the “LC Termination Date”). On the LC Termination Date, Landlord shall return to Tenant the Letter of Credit and any Letter of Credit Proceeds then held by Landlord (other than those Letter of Credit Proceeds Landlord is entitled to retain under the terms of this Section 4); provided, however, that in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its obligations hereunder. Landlord shall not be required to segregate the Letter of Credit Proceeds from its other funds and no interest shall accrue or be payable to Tenant with respect thereto. Landlord may (but shall not be required to) draw upon the Letter of Credit and use the proceeds thereof (the “Letter of Credit Proceeds”) or any portion thereof, (i) to remedy Tenant’s default in the payment of Rent and to cure any other default under this Lease, and in either case to compensate Landlord for any loss or damage Landlord incurs as a result of such default, (ii) to repair damage to the Premises caused by Tenant, (iii) to clean the Premises upon termination of this Lease, and (iv) to reimburse Landlord for the payment of any amount which Landlord may for any purpose spend or be required to spend by reason of Tenant’s default, it being understood that any use of the Letter of Credit Proceeds shall not constitute a bar or defense to any of Landlord’s remedies set forth in Section 15.2 below. Landlord shall have the additional right to draw on the Letter of Credit in accordance with Section 4(c) below. In any such event and upon written notice from Landlord to Tenant specifying the amount of the Letter of Credit Proceeds so utilized by Landlord and the particular purpose for which such amount was applied, Tenant shall immediately deliver to Landlord an amendment to the Letter of Credit or a replacement Letter of Credit in an amount equal to the full LC Face Amount, whereupon Landlord shall deliver the original Letter of Credit to Tenant. Tenant’s failure to deliver such replacement Letter of Credit to Landlord within fifteen (15) days of Landlord’s notice shall constitute an immediate Event of Default hereunder. In the event Landlord transfers its interest in this Lease, Landlord at its expense shall provide written notice to Tenant of the transfer of the Letter of Credit and any Letter of Credit Proceeds then held by Landlord to Landlord’s successor in interest, and thereafter Landlord shall have no further liability to Tenant with respect to such Letter of Credit or Letter of Credit Proceeds.
     (b) As used herein, Letter of Credit shall mean an unconditional and irrevocable standby letter of credit (herein referred to as the “Letter of Credit”) issued by the San Francisco office of a major national bank insured by the Federal Deposit Insurance Corporation, with assets of not less than Fifty Billion Dollars ($50,000,000,000.00) and otherwise satisfactory to Landlord (the “Bank”), naming Landlord as beneficiary, in the amount of the LC Face Amount, and otherwise in form and substance satisfactory to Landlord. If at any time during the Term of this Lease Landlord notifies Tenant of Landlord’s disapproval of the Bank (notwithstanding Landlord’s prior approval of such institution), then Tenant shall at Landlord’s expense, within thirty (30) days after receipt of Landlord’s notice, replace the Letter of Credit with a substitute Letter of Credit issued by a bank approved by Landlord and otherwise satisfying the requirements of this Section 4. The Letter of Credit shall be for an initial one-year term, shall automatically renew for successive one-year periods (without the necessity of additional documentation or action on the part of any party), and shall provide: (i) that Landlord may make partial and multiple draws thereunder, up to the full LC Face Amount, (ii) that Landlord may draw upon the Letter of Credit up to the full amount thereof and the Bank will pay to Landlord the amount of each such draw upon receipt by the Bank of a sight draft signed by Landlord and accompanied by a written certification from Landlord to the Bank stating that Landlord is entitled to draw on the Letter of Credit, and (iii) that the beneficial interest under the Letter of Credit shall be freely transferable one or more times and, therefore, in the event of Landlord’s (or any successor Landlord’s) assignment or other transfer of its interest in this Lease, the Letter of Credit shall be freely transferable by Landlord (or any successor Landlord), without recourse and without the payment of any fee or consideration, to the assignee or transferee of such interest.
     (c) In the event that the Bank shall at any time notify Landlord that the Letter of Credit shall not be renewed beyond the next expiry date, then unless Tenant shall, not less than thirty (30) days prior to such expiry date, deliver to Landlord a replacement Letter of Credit in the full LC Face Amount and otherwise meeting the requirements set forth above, Landlord shall be entitled to draw on the Letter of Credit and shall hold the proceeds of such draw as Letter of Credit Proceeds pursuant to Section 4(a) above. The Letter of Credit shall expressly provide that, to be effective, any notice on non-renewal given by the Bank must be provided by the Bank concurrently to Landlord, Landlord’s property manager and Landlord’s counsel (at the address of each such party specified in the Letter of Credit).
     (d) Tenant shall have the right to substitute one Letter of Credit for another if the substitute Letter of Credit meets the requirements of this Section 4 and is in a form satisfactory to Landlord.
     (e) This Lease is, at Landlord’s option, expressly contingent upon Tenant’s delivery of the Letter of Credit by the L/C Delivery Date. Any failure by Tenant to so deliver the Letter of Credit by the L/C Delivery Date may be treated by the Landlord as either (i) a failure of a condition precedent to the effectiveness of this Lease or (ii) an Event of Default by Tenant hereunder.
5. Use and Compliance with Laws
     5.1 Use
     The Premises shall be used and occupied for the purpose described in the Basic Lease Information under “Permitted Use” and for no other use or purpose.
     Tenant shall comply with all present and future Laws relating to Tenant’s use or occupancy of the Premises (and make any repairs, alterations or improvements as required to comply with all such Laws, other than any repairs, alterations or improvements which are Landlord’s responsibility under Section 7(c)), and shall observe the Project Rules (as defined in Section 29). Anything to the contrary contained in this Lease notwithstanding, Tenant shall not be responsible for compliance with any Laws where such compliance would require capital expenditures unless such compliance is necessary due to Tenant’s specific use or occupancy of the Premises or any Alterations.
     Tenant shall not do, bring, keep or sell anything in or about the Premises that is prohibited by, or that will cause a cancellation of or an increase in the existing premium for, any insurance policy covering the Project or any part thereof. Tenant shall not permit the Premises to be occupied or used in any manner that will constitute waste or a nuisance, or disturb the quiet enjoyment of or otherwise annoy other tenants in the Project. Without limiting the foregoing, the Premises shall not be used for any use listed in Exhibit E attached hereto (“Prohibited Use”). Tenant shall not, without the prior consent of Landlord, (i) bring into the Building or the Premises anything that may cause substantial noise, odor or vibration, overload the floors in the Premises or the Building (including, without limitation, by placing in the Premises any object whose weight distribution results in pressure in excess of eighty (80) pounds per square foot) or any of the heating, ventilating and air-conditioning (“HVAC”), mechanical, elevator, plumbing, electrical, fire protection, life safety, security or other systems in the Building (“Building Systems”), or jeopardize the structural integrity of the Building or any part thereof; (ii) connect to the utility systems of the Building any apparatus, machinery or other equipment other than typical office equipment; or (iii) connect to any electrical circuit in the Premises any equipment or other load with aggregate electrical power requirements in excess of eighty percent (80%) of the rated capacity of the circuit. Tenant shall have no rights to use the subsurface of the Land or any airspace above the underside of the roof or floor above the Premises or above any paved or landscaped areas on the Land or Common Areas, and Landlord reserves the right to use all such subsurface and airspace areas, including, without limitation, the right to perform construction work thereon. Any diminution or shutting off of light, air or view by any structure which may be erected by Landlord shall in no way affect the Lease or impose any liability on Landlord, provided that Landlord shall not block out windows to construct a new building. Tenant shall have no right whatsoever to the exterior of exterior walls or the roof of the Premises or the Building or any portion of the Property outside the Premises except as provided in Section 28 of this Lease and Sections 2 and 3 of the Project Rules Rider. Subject to the provisions of Section 3 above, if any barrier removal work or other work is required to the Common Areas of the Project under 42 U.S.C. § 12101 et seq., including, but not limited to, Title III thereof, and all regulations and guidelines related thereto, together with any and all laws, rules, regulations, ordinances, codes and statutes now or hereafter enacted by local or state agencies having jurisdiction thereof, including all requirements of Title 24 of the State of California, as the same may be in effect on the date of this Lease and may be hereafter modified, amended or supplemented (collectively, the “ADA”), then such work shall be the responsibility of Landlord; provided, however, that if such work is required under the ADA as a result of Tenant’s particular use of the Premises or any work or Alteration (as hereinafter defined) made to the Premises by or on behalf of Tenant, then such work shall be performed by Landlord at the sole cost and expense of Tenant.
     5.2 Hazardous Materials
          5.2.1 Definitions
     (a) “Hazardous Materials” shall mean any substance: (A) that now or in the future is regulated or governed by, requires investigation or remediation under, or is defined as a hazardous waste, hazardous substance, pollutant or contaminant under any governmental statute, code, ordinance, regulation, rule or order, and any amendment thereto, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., or (B) that is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, dangerous or otherwise hazardous, including gasoline, diesel fuel, petroleum hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, radon and urea formaldehyde foam insulation.
     (b) “Environmental Requirements” shall mean all present and future Laws, orders, permits, licenses, approvals, authorizations and other requirements of any kind applicable to Hazardous Materials.
     (c) “Handled by Tenant” and “Handling by Tenant” shall mean and refer to any installation, handling, generation, storage, use, disposal, discharge, release, abatement, removal, transportation, or any other activity of any type by Tenant or its agents, employees, contractors, licensees, assignees, sublessees, transferees, affiliates or representatives (collectively, “Representatives”) or its guests, customers, invitees, or visitors (collectively, “Visitors”), at or about the Premises in connection with or involving Hazardous Materials.

     (d) “Environmental Losses” shall mean all costs and expenses of any kind, damages, including foreseeable and unforeseeable consequential damages, fines and penalties incurred in connection with any violation of and compliance with Environmental Requirements and all losses of any kind attributable to the diminution of value, loss of use or adverse effects on marketability or use of any portion of the Premises or the Project.
          5.2.2 Tenant’s Covenants
     No Hazardous Materials shall be Handled by Tenant at or about the Premises or the Project without Landlord’s prior written consent, which consent may be granted, denied, or conditioned upon compliance with Landlord’s requirements, all in Landlord’s absolute discretion. Notwithstanding the foregoing, normal quantities and use of those Hazardous Materials customarily used in the conduct of general office activities, such as copier fluids and cleaning supplies (“Permitted Hazardous Materials”), may be used and stored at the Premises without Landlord’s prior written consent, provided that Tenant’s activities at or about the Premises and the Project and the Handling by Tenant of all Hazardous Materials shall comply at all times with all Environmental Requirements. At the expiration or termination of the Lease, Tenant shall promptly remove from the Premises and the Project all Hazardous Materials Handled by Tenant at the Premises or the Project. Tenant shall keep Landlord fully and promptly informed of all Handling by Tenant of Hazardous Materials other than Permitted Hazardous Materials. Tenant shall be responsible and liable for the compliance with all of the provisions of this Section by all of Tenant’s Representatives and Visitors, and all of Tenant’s obligations under this Section (including its indemnification obligations under Section 5.2.5 below) shall survive the expiration or termination of this Lease.
          5.2.3 Compliance
     Tenant shall at Tenant’s expense promptly take all actions required by any governmental agency or entity in connection with or as a result of the Handling by Tenant of Hazardous Materials at or about the Premises or the Project, including inspection and testing, performing all cleanup, removal and remediation work required with respect to those Hazardous Materials, complying with all closure requirements and post-closure monitoring, and filing all required reports or plans. All of the foregoing work and all Handling by Tenant of all Hazardous Materials shall be performed in a good, safe and workmanlike manner by consultants qualified and licensed to undertake such work and in a manner that will not interfere with any other tenant’s quiet enjoyment of the Project or Landlord’s use, operation, leasing and sale of the Project. Tenant shall deliver to Landlord prior to delivery to any governmental agency, or promptly after receipt from any such agency, copies of all permits, manifests, closure or remedial action plans, notices, and all other documents relating to the Handling by Tenant of Hazardous Materials at or about the Premises or the Project. If any lien attaches to the Premises or the Project in connection with or as a result of the Handling by Tenant of Hazardous Materials, and Tenant does not cause the same to be released, by payment, bonding or otherwise, within thirty (30) days after the attachment thereof, Landlord shall have the right but not the obligation to cause the same to be released and any sums expended by Landlord (plus Landlord’s administrative costs) in connection therewith shall be payable by Tenant thirty (30) days from receipt of an invoice stating such sums.

          5.2.4 Landlord’s Rights
     Landlord shall have the right, but not the obligation, to enter the Premises after reasonable notice to Tenant at any reasonable time (i) to confirm Tenant’s compliance with the provisions of this Section 5.2, and (ii) to perform Tenant’s obligations under this Section if Tenant has failed to do so after reasonable notice to Tenant. Landlord shall also have the right to engage qualified Hazardous Materials consultants to inspect the Premises and review the Handling by Tenant of Hazardous Materials, including review of all permits, reports, plans, and other documents regarding same. Tenant shall pay to Landlord on demand the costs of Landlord’s consultants’ fees and all costs incurred by Landlord in performing Tenant’s obligations under this Section. Landlord shall use reasonable efforts to minimize any interference with Tenant’s business caused by Landlord’s entry into the Premises, but Landlord shall not be responsible for any interference caused thereby.
          5.2.5 Tenant’s Indemnification
     Tenant agrees to indemnify, defend, protect and hold harmless Landlord and its partners or members and its or their partners, members, directors, officers, shareholders, employees and agents from all Environmental Losses and all other claims, actions, losses, damages, liabilities, costs and expenses of every kind, including reasonable attorneys’, experts’ and consultants’ fees and costs, incurred at any time and arising from or in connection with the Handling by Tenant of Hazardous Materials at or about the Project or Tenant’s failure to comply in full with all Environmental Requirements with respect to the Premises.
          5.2.6 Limitation on Tenant’s Liability
     Notwithstanding anything in this Lease to the contrary, Tenant shall not be responsible for the clean-up, monitoring or remediation of, and shall not be required to indemnify Landlord against any claims, losses, liabilities or expenses resulting from, any Hazardous Materials placed on or about the Premises by parties other than Tenant or Tenant’s Agents, except to the extent that the contamination caused by such Hazardous Materials has been knowingly or negligently exacerbated by Tenant or Tenant’s Representatives or Visitors or by Tenant’s failure to perform its obligations under this Section.
6. Tenant Improvements & Alterations
     (a) Landlord and Tenant shall perform their respective obligations with respect to design and construction of any improvements to be constructed and installed in the Premises (the “Tenant Improvements”), as provided in the Construction Rider. Except for any Tenant Improvements to be constructed by Tenant as provided in the Construction Rider (“Tenant’s Work”), Tenant shall not make any alterations, improvements or changes to the Premises, including installation of any security system or telephone or data communication wiring (“Alterations”), without Landlord’s prior written consent. Any such Alterations shall be completed by Tenant at Tenant’s sole cost and expense: (i) with due diligence, in a good and workmanlike manner, using new materials; (ii) in compliance with plans and specifications approved by Landlord; (iii) in compliance with the construction rules and regulations promulgated by Landlord from time to time; (iv) in accordance with all applicable Laws

(including all work, whether structural or non-structural, inside or outside the Premises, required to comply fully with all applicable Laws and necessitated by Tenant’s Work, including all permits and governmental approvals required for such Alterations, which shall be applied for and obtained by Tenant); and (v) subject to all reasonable conditions commensurate with real estate industry standards which Landlord may in Landlord’s discretion impose. Such conditions may include requirements for Tenant to: (i) provide payment or performance bonds or additional insurance (from Tenant or Tenant’s contractors, subcontractors or design professionals) if such work is reasonably expected to exceed four (4) months’ Base Rent; (ii) use design professionals, contractors and subcontractors approved by Landlord; and (iii) remove all or part of the Alterations prior to or upon expiration or termination of the Term, as designated by Landlord. If any work outside the Premises, or any work on or adjustment to any of the Building Systems, is required in connection with or as a result of Tenant’s Work, such work shall be performed at Tenant’s expense by contractors designated by Landlord. No approval or consent by Landlord shall be deemed or construed to be a representation or warranty by Landlord as to the adequacy, sufficiency, fitness or suitability thereof or compliance thereof with applicable Laws or other requirements.
     (b) Before making any Alterations, Tenant shall submit to Landlord for Landlord’s prior approval reasonably detailed final plans and specifications prepared by a licensed architect or engineer, a copy of the construction contract, including the name of the contractor and all subcontractors proposed by Tenant to make the Alterations and a copy of the contractor’s license. At the time of requesting Landlord’s consent to any Alterations, Tenant shall have the right to request that Landlord inform Tenant whether such Alterations may remain in the Premises following, or must be removed from the Premises prior to, the expiration or sooner termination of this Lease. Tenant shall reimburse Landlord within thirty (30) days of demand and upon receipt of an invoice sufficiently demonstrating such expenses for any expenses incurred by Landlord in connection with any Alterations made by Tenant, including all costs of work in portions of the Building or the Project other than the Premises to comply with governmental requirements, if such compliance is required as a result of the Alterations, and any fees charged by Landlord’s contractors or consultants to review plans and specifications prepared by Tenant and to update the existing as-built plans and specifications of the Building to reflect the Alterations. Tenant shall obtain all applicable permits, authorizations and governmental approvals and deliver copies of the same to Landlord before commencement of any Alterations. All Alterations shall be completed in compliance with the Project Rules, all applicable governmental requirements, the plans and specifications approved by Landlord, and the provisions of Section 5.1.
     (c) Notwithstanding the second sentence of Section 6(a) above, Tenant shall have the right to make Alterations to the Premises with prior written notice to, but without the consent of, Landlord, provided that such Alterations (i) do not affect the structural portions of the Premises, the Building or the Project or the Building Systems, (ii) are “generic” office improvements (as determined by Landlord in good faith), (iii) consist of improvements and finishes that are similar to, and of equal or higher quality than, the improvements and finishes existing in the Premises as of the Commencement Date, (iv) do not require a permit or cost in excess of Twenty-Five Thousand Dollars ($25,000.00) to construct and install on an individual basis or in the aggregate during a twelve (12) month period, and (v) are otherwise performed in full compliance with the terms of Sections 6(a) through 6(g).

     (d) All Alterations shall be the property of Landlord, and, upon termination of this Lease, all Alterations shall be surrendered with the Premises in accordance with Section 19.1; provided, however, that, subject to Section 6(b) above, Landlord may require, by notice to Tenant at least thirty (30) days prior to the end of the Term, that Tenant remove any Alterations and restore the Premises to the condition designated by Landlord, all at Tenant’s sole cost and expense.
     (e) Tenant shall make any alteration, addition or change of any sort to the Premises that is required by any Law because of or that is associated with (i) Tenant’s application for any permit or governmental approval related to Tenant’s Alterations; or (ii) Tenant’s construction or installation of any Tenant’s Alterations or trade fixtures.
     (f) Tenant shall obtain liability insurance, in form and amount and from an insurance company acceptable to Landlord, insuring against damage and injury to person and property arising out of the construction of any Alteration. Tenant shall deliver to Landlord reasonably satisfactory documentary evidence that such insurance is in force before starting any Alteration work.
     (g) Tenant shall keep the Premises and the Project free and clear of all liens arising out of any work performed, materials furnished or obligations incurred by Tenant. If any such lien attaches to the Premises or the Project, and Tenant does not cause the same to be released by payment, bonding or otherwise within thirty (30) days after the attachment thereof, Landlord shall have the right but not the obligation to cause the same to be released, and any sums expended by Landlord (plus Landlord’s administrative costs) in connection therewith shall be payable by Tenant on demand with interest thereon from the date of expenditure by Landlord at the Interest Rate (as defined in Section 16.2). Tenant shall give Landlord at least ten (10) days’ notice prior to the commencement of any Alterations and cooperate with Landlord in posting and maintaining notices of non-responsibility in connection therewith.
     (h) Subject to the provisions of Section 5 and the foregoing provisions of this Section, Tenant may install and maintain furnishings, equipment, movable partitions, business equipment and other trade fixtures (“Trade Fixtures”) in the Premises, provided that the Trade Fixtures do not become an integral part of the Premises or the Building. Tenant shall promptly repair any damage to the Premises or the Building caused by any installation or removal of such Trade Fixtures.
7. Maintenance and Repairs
     (a) Subject to Section 7(b) below, by taking possession of the Premises Tenant agrees that the Premises are then in a good and tenantable condition. During the Term, Tenant at Tenant’s expense but under the direction of Landlord, shall repair and maintain the Premises, including the interior walls, floor coverings, ceiling tiles and grid, Tenant Improvements, Alterations, electrical systems installed by Tenant, HVAC systems installed by Tenant, power exhaust systems installed by Tenant, locks and keys, fire extinguishers, outlets and fixtures, and any plumbing and appliances (including dishwashers, hot water heaters and garbage disposers) in the Premises, in a first class condition, and keep the Premises in a clean, safe and orderly condition.

     (b) Notwithstanding the provisions of Section 7(a) above, Landlord shall cause the Premises and the Building Systems serving the Premises to be in good working order on the Commencement Date. Any claims by Tenant under the preceding sentence with respect to the Premises shall be made in writing not later than the forty-fifth (45th) day after the Commencement Date. In the event Tenant fails to deliver a written claim to Landlord on or before such forty-fifth (45th) day, then Landlord shall be conclusively deemed to have satisfied its obligations under this Section 7(b) as to the Premises. Landlord’s obligations under this Section 7(b) shall specifically exclude any obligation to repair any damage caused to the mechanical, electrical and plumbing systems by Tenant or Tenant’s Representatives or Visitors.
     (c) Landlord shall maintain or cause to be maintained in reasonably good order, condition and repair, the structural portions of the roof, foundations, slabs and exterior walls of the Building, the Building Systems from the minimum point of entry into the Building up to the Premises, and the Common Areas, the Parking Area, plate glass of the Building, and the Land; provided, however, that Tenant shall pay the cost of repairs for any damage occasioned by Tenant’s use of the Premises or the Project or any act or omission of Tenant or Tenant’s Representatives or Visitors, to the extent (if any) not covered by Landlord’s property insurance. Landlord shall be under no obligation or duty to inspect the Premises, and any inspection undertaken by Landlord shall not expose Landlord to any liability for faulty, defective, or improper maintenance, repair, installation or construction, whether or not the same may be discovered by Landlord in the course of any inspection. Tenant shall promptly report in writing to Landlord any defective condition known to Tenant which Landlord is required to repair. As a material part of the consideration for this Lease, Tenant hereby waives any benefits of any applicable existing or future Law, including the provisions of California Civil Code Sections 1932(1), 1941 and 1942, that allows a tenant to make repairs at its landlord’s expense.
     (d) Landlord hereby reserves the right, at any time and from time to time, without liability to Tenant and without effecting an eviction, constructive or otherwise, entitling Tenant to any abatement of rent or to terminate this Lease or otherwise releasing Tenant from any of Tenant’s obligations under this Lease; provided, however, that in exercising any such right, Landlord shall use commercially reasonable efforts to avoid any material interference with Tenant’s use or occupancy of the Premises:
          (i) To construct additional buildings or other improvements on the Land;
          (ii) To make alterations, additions, repairs, improvements to or in or to decrease the size of area of, all or any part of the Project, the Building, the fixtures and equipment therein, or the Building Systems;
          (iii) To change the name or street address of the Project or the Building or change the space or suite number of the Premises;
          (iv) To install, affix and maintain any and all signs on the exterior and interior of the Building or anywhere else in or on the Project;
          (v) To reduce, increase, enclose or otherwise change at any time and from time to time the size, number, location, layout and nature of the Common Areas and other tenancies and premises in the Project and to create additional rentable areas through use or enclosure of Common Areas; and
          (vi) If any governmental authority promulgates or revises any Law or imposes mandatory or voluntary controls or guidelines on Landlord or the Project relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions or reduction or management of traffic or parking on the Project (collectively “Controls”), to comply with such Controls, whether mandatory or voluntary, or make any alterations to the Project related thereto.
8. Tenant’s Taxes
     “Tenant’s Taxes” shall mean (a) all taxes, assessments, license fees and other governmental charges or impositions levied or assessed against or with respect to Tenant’s personal property or Trade Fixtures in the Premises, whether any such imposition is levied directly against Tenant or levied against Landlord or the Project, (b) all rental, excise, sales or transaction privilege taxes arising out of this Lease (excluding, however, state and federal personal or corporate income taxes measured by the income of Landlord from all sources) imposed by any taxing authority upon Landlord and required to be paid by Landlord or upon Landlord’s receipt of any rent payable by Tenant pursuant to the terms of this Lease (“Rental Tax”), and (c) any increase in Taxes attributable to inclusion of a value placed on Tenant’s personal property, Trade Fixtures or Alterations. Tenant shall pay any Rental Tax and shall pay all other Tenant’s Taxes before delinquency (and, at Landlord’s request, shall furnish Landlord satisfactory evidence thereof). If Landlord pays Tenant’s Taxes or any portion thereof, Tenant shall reimburse Landlord upon demand for the amount of such payment, together with interest at the Interest Rate from the date of Landlord’s payment to the date of Tenant’s reimbursement, provided that Tenant receives sufficient notice that Landlord has paid such Tenant’s Taxes.
9. Utilities and Services
     9.1 Description of Services
     Landlord shall furnish to the Premises, consistent with similar class buildings in the same geographic area: reasonable amounts of heat, ventilation and air-conditioning during the Minimum HVAC Hours specified in the Basic Lease Information (“Minimum HVAC Hours”) on weekdays (except public holidays); 5.0 watts of electricity (1.5 watts of which is for lighting); and janitorial services five days a week (except public holidays). Landlord shall also provide the Building with normal fluorescent tube replacement, window washing, elevator service, and common area toilet room supplies. Any additional utilities or services that Landlord may agree to provide (including lamp or tube replacement for other than Building standard lighting fixtures) shall be at Tenant’s sole expense.
     9.2 Payment for Additional Utilities and Services
     (a) If, at Tenant’s request, Landlord elects to furnish HVAC service to office space tenants of the Project at times other than Minimum HVAC Hours on business days, then, upon request by Tenant in accordance with the procedures established by Landlord from time to time for furnishing such HVAC service, Landlord shall furnish such service to Tenant and Tenant shall pay for such services on an hourly basis at the then prevailing rate established for the Building by Landlord.
     (b) If the temperature otherwise maintained in any portion of the Premises by the HVAC systems of the Building is affected as a result of (i) any lights, machines or equipment used by Tenant in the Premises, or (ii) the occupancy of the Premises by more than one person per 150 square feet of rentable area, then Landlord shall have the right to install any machinery or equipment reasonably necessary to restore the temperature, including modifications to the standard air-conditioning equipment. The cost of any such equipment and modifications, including the cost of installation and any additional cost of operation and maintenance of the same, shall be paid by Tenant to Landlord thirty (30) days after receipt of invoice sufficiently establishing such cost.
     (c) If Tenant’s usage of electricity, water or any other utility service exceeds the use of such utility Landlord determines to be typical, normal and customary for the office portion of the Project, Landlord may determine the amount of such excess use by any reasonable means (including the installation at Landlord’s request but at Tenant’s expense of a separate meter or other measuring device) and charge Tenant for the cost of such excess usage. In addition, Landlord may impose a reasonable charge for the use of any additional or unusual janitorial services required by Tenant because of any unusual Tenant Improvements or Alterations, the carelessness of Tenant or the nature of Tenant’s specific use or occupancy of the Premises (including hours of operation). In no event shall Tenant’s usage of electrical power exceed 100 amps. Without the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold, Tenant shall not connect or use any apparatus or device in the Premises using current in excess of 110 volts.
     9.3 Interruption of Services
     In the event of an interruption in or failure or inability to provide any services or utilities to the Premises or the Building for any reason (a “Service Failure”), such Service Failure shall not, regardless of its duration, impose upon Landlord any liability whatsoever (unless caused by Landlord’s gross negligent conduct or willful misconduct), constitute an eviction of Tenant, constructive or otherwise, entitle Tenant to an abatement of rent or to terminate this Lease or otherwise release Tenant from any of Tenant’s obligations under this Lease. Without limiting the foregoing, neither the existence or continuance of any Service Failure nor any failure or inability of Landlord to remedy the Service Failure shall under any circumstances impose any liability on Landlord to Tenant, including any liability for loss of or interference with Tenant’s business or the business of any of Tenant’s Representatives or Tenant’s Visitors. Tenant hereby waives any benefits of any applicable existing or future Law, including the provisions of California Civil Code Section 1932(1), permitting the termination of this Lease due to such interruption, failure or inability.

10. Exculpation and Indemnification
     10.1 Landlord’s Indemnification of Tenant
     Landlord shall indemnify, protect, defend and hold Tenant and Tenant’s authorized representatives harmless from and against any claims, actions, liabilities, damages, costs or expenses, including reasonable attorneys’ fees and costs incurred in defending against the same (“Claims”) asserted by any third party against Tenant for loss, injury or damage, to the extent such loss, injury or damage is caused by the willful misconduct, negligent acts or omissions of Landlord or its authorized representatives, and the breach or default under the terms and conditions of this Lease.
     10.2 Tenant’s Indemnification of Landlord
     Tenant shall indemnify, protect, defend and hold Landlord and Landlord’s authorized representatives harmless from and against Claims arising from (a) the acts or omissions of Tenant or Tenant’s Representatives or Visitors in or about the Project, or (b) any construction or other work undertaken by Tenant on the Premises (including any design defects), or (c) any breach or default under this Lease by Tenant, or (d) any loss, injury or damage, howsoever and by whomsoever caused, to any person or property, occurring in or about the Premises during the Term, excepting only Claims described in this clause (d) to the extent they are caused by the willful misconduct or negligent acts or omissions of Landlord or its authorized representatives.
     10.3 Damage to Tenant and Tenant’s Property
     Landlord shall not be liable to Tenant for any loss, injury or other damage to Tenant or to Tenant’s property in or about the Premises or the Project from any cause (including defects in the Project or in any equipment in the Project; fire, explosion or other casualty; bursting, rupture, leakage or overflow of any plumbing or other pipes or lines, sprinklers, tanks, drains, drinking fountains or washstands in, above, or about the Premises or the Project; or acts of other tenants in the Project). Tenant hereby waives all claims against Landlord for any such loss, injury or damage and the cost and expense of defending against claims relating thereto, including any loss, injury or damage caused by Landlord’s negligence (active or passive) or willful misconduct. Notwithstanding any other provision of this Lease to the contrary, in no event shall Landlord be liable to Tenant for any punitive or consequential damages or damages for loss of business by Tenant.
     10.4 Survival
     The obligations of the parties under this Section 10 shall survive the expiration or termination of this Lease.

11. Insurance
     11.1 Tenant’s Insurance
          11.1.1 Liability Insurance
     Tenant shall maintain in full force throughout the Term, commercial general liability insurance providing coverage on an occurrence form basis with limits of not less than Three Million Dollars ($3,000,000.00) each occurrence for bodily injury and property damage combined, Three Million Dollars ($3,000,000.00) annual general aggregate, and Three Million Dollars ($3,000,000.00) products and completed operations annual aggregate. Tenant’s liability insurance policy or policies shall: (i) include premises and operations liability coverage, broad form property damage coverage, blanket contractual liability coverage including, to the maximum extent possible, coverage for the indemnification obligations of Tenant under this Lease, and personal and advertising injury coverage; (ii) provide that the insurance company has the duty to defend all insureds under the policy; (iii) provide that defense costs are paid in addition to and do not deplete any of the policy limits; (iv) cover liabilities arising out of or incurred in connection with Tenant’s use or occupancy of the Premises or the Project; (v) extend coverage to cover liability for the actions of Tenant’s Representatives and Visitors; and (vi) designate separate limits for the Project. Each policy of liability insurance required by this Section shall: (i) contain a cross liability endorsement or separation of insureds clause; (ii) provide that any waiver of subrogation rights or release prior to a loss does not void coverage; (iii) provide that it is primary to and not contributing with, any policy of insurance carried by Landlord covering the same loss; (iv) provide that any failure to comply with the reporting provisions shall not affect coverage provided to Landlord, its partners, property managers and Mortgagees; and (v) name Landlord, its partners, the Property Manager identified in the Basic Lease Information (the “Property Manager”), and such other parties in interest as Landlord may from time to time reasonably designate to Tenant in writing, as additional insureds. Such additional insureds shall be provided at least the same extent of coverage as is provided to Tenant under such policies. All endorsements effecting such additional insured status shall be at least as broad as additional insured endorsement form number CG 20 11 11 85 promulgated by the Insurance Services Office.
          11.1.2 Property Insurance
     Tenant shall at all times maintain in effect with respect to any of Tenant’s Work, any Alterations, and Tenant’s Trade Fixtures and personal property, commercial property insurance providing coverage, on an “all risk” or “special form” basis, in an amount equal to at least ninety percent (90%) of the full replacement cost of the covered property. Tenant may carry such insurance under a blanket policy, provided that such policy provides coverage equivalent to a separate policy. During the Term, the proceeds from any such policies of insurance shall be used for the repair or replacement of Tenant’s Work, Alterations, Trade Fixtures and personal property so insured. Landlord shall be provided coverage under such insurance to the extent of its insurable interest and, if requested by Landlord, both Landlord and Tenant shall sign all documents reasonably necessary or proper in connection with the settlement of any claim or loss under such insurance. Landlord will have no obligation to carry insurance on any Tenant’s Work, Alterations or on Tenant’s Trade Fixtures or personal property.

          11.1.3 Business Interruption Insurance
     Tenant shall at all times maintain in effect business interruption insurance with limits of liability representing at least approximately six months of income, business auto liability covering owned, non-owned and hired vehicles with a limit of not less than One Million Dollars ($1,000,000.00) per accident, insurance protecting against liability under workers’ compensation laws with limits at least as required by statute, insurance for all plate glass in the Premises, and such other insurance as may from time to time be reasonably required by Landlord.
          11.1.4 Requirements For All Policies
     Each policy of insurance required under this Section 11.1 shall: (i) be in a form, and written by an insurer, reasonably acceptable to Landlord; (ii) be maintained at Tenant’s sole cost and expense; (iii) require at least fifteen (15) days’ written notice to Landlord prior to any cancellation, nonrenewal or modification of insurance coverage; (iv) be primary insurance which provides that the insurer shall be liable for the full amount of the loss up to and including the total amount of liability set forth in the declarations without the right of contribution from any other insurance coverage of Landlord; (v) shall not have a “deductible” in excess of such amount as is approved by Landlord; (vii) shall contain a cross liability endorsement; and (viii) shall contain a “severability” clause. Insurance companies issuing such policies shall have rating classifications of “A” or better and financial size category ratings of “VII” or better according to the latest edition of the A.M. Best Key Rating Guide. All insurance companies issuing such policies shall be admitted carriers licensed to do business in the state where the Project is located. Any deductible amount under such insurance shall not exceed Fifteen Thousand Dollars ($15,000.00). Tenant shall provide to Landlord, upon request, evidence that the insurance required to be carried by Tenant pursuant to this Section, including any endorsement effecting the additional insured status, is in full force and effect and that premiums therefor have been paid.
          11.1.5 Updating Coverage
     Tenant shall increase the amounts of insurance as required by any Mortgagee, and, not more frequently than once every three (3) years, as recommended by Landlord’s insurance broker, if, in the opinion of either of them, the amount of insurance then required under this Lease is not adequate. Any limits set forth in this Lease on the amount or type of coverage required by Tenant’s insurance shall not limit the liability of Tenant under this Lease.
          11.1.6 Certificates of Insurance
     Prior to occupancy of the Premises by Tenant, and not less than thirty (30) days prior to expiration of any policy thereafter, Tenant shall furnish to Landlord a certificate of insurance reflecting that the insurance required by this Section 11.1 is in force, accompanied by an endorsement showing the required additional insureds satisfactory to Landlord in substance and form. Notwithstanding the requirements of this Section, Tenant shall at Landlord’s request provide to Landlord a certified copy of each insurance policy required to be in force at any time pursuant to the requirements of this Lease or its Exhibits.

     11.2 Landlord’s Insurance
     During the Term, Landlord shall maintain in effect insurance on the Building with responsible insurers, on an “all risk” or “special form” basis, insuring the Building and the Tenant Improvements that have been installed by Landlord pursuant to the Construction Rider (Exhibit B), but not any Tenant’s Work or any Alterations constructed or installed by Tenant (which shall be insured by Tenant as provided in Section 11.1.2 above), in an amount equal to at least ninety percent (90%) of the replacement cost thereof, excluding land, foundations, footings and underground installations. Landlord may, but shall not be obligated to, carry insurance against additional perils and/or in greater amounts, provided that the cost of any new type or increased amount of insurance coverage (or increased limits of insurance or decrease in the amount of deductibles) which is obtained or effected by Landlord during any calendar year after the Base Year (but is not obtained or effected during the Base Year) shall be added to the Operating Costs for the Base Year (but at the rate which would have been in effect during the Base Year or the rate in effect during such subsequent calendar year, whichever is lower) prior to the calculation of Tenant’s Share of Operating Costs for each such calendar year in which such change in insurance is initially obtained or effected.
     11.3 Mutual Waiver of Right of Recovery & Waiver of Subrogation
     Landlord and Tenant each hereby waive any right of recovery against the other and the partners, managers, members, shareholders, officers, directors and authorized representatives of the other for any loss or damage that is covered by any policy of property insurance maintained by either party (or required by this Lease to be maintained) with respect to the Premises or the Project or any operation therein, regardless of cause, including negligence (active or passive) of the party benefiting from the waiver. If any such policy of insurance relating to this Lease or to the Premises or the Project does not permit the foregoing waiver or if the coverage under any such policy would be invalidated as a result of such waiver, the party maintaining such policy shall obtain from the insurer under such policy a waiver of all right of recovery by way of subrogation against either party in connection with any claim, loss or damage covered by such policy.
12. Damage or Destruction
     12.1 Landlord’s Duty to Repair
     (a) If all or a substantial part of the Premises are rendered untenantable or inaccessible by damage to all or any part of the Building or the Project from fire or other casualty then, unless either party is entitled to and elects to terminate this Lease pursuant to Sections 12.2 and 12.3, Landlord shall, at its expense, use reasonable efforts to repair and restore the Premises and/or the Project, as the case may be, to substantially their former condition to the extent permitted by then applicable Laws; provided, however, that in no event shall Landlord have any obligation for repair or restoration beyond the extent of insurance proceeds received by Landlord for such repair or restoration and not required to be paid over to any Mortgagee, or for any of Tenant’s personal property, Trade Fixtures or Alterations, or for any Tenant’s Work or other Tenant Improvements except only those constructed and paid for by Landlord in accordance with the Construction Rider.

     (b) If Landlord is required or elects to repair damage to the Premises and/or the Project, this Lease shall continue in effect, but Tenant’s Base Rent and Additional Rent shall be abated with regard to any portion of the Premises that Tenant is prevented from using by reason of such damage or its repair from the date of the casualty until substantial completion of Landlord’s repair of the affected portion of the Premises as required under this Lease. In no event shall Landlord be liable to Tenant by reason of any injury to or interference with Tenant’s business or property arising from fire or other casualty or by reason of any repairs to any part of the Project necessitated by such casualty.
     12.2 Landlord’s Right to Terminate
     Landlord may elect to terminate this Lease following damage to the Premises and/or the Project by fire or other casualty under the following circumstances:
     (a) If, in the reasonable judgment of Landlord, the Premises and the Project cannot be substantially repaired and restored under applicable Laws within one (1) year from the date of the casualty;
     (b) If, in the reasonable judgment of Landlord, adequate proceeds are not, for any reason, made available to Landlord from Landlord’s insurance policies (and/or from Landlord’s funds made available for such purpose, at Landlord’s sole option) to make the required repairs;
     (c) If the Building or the Project is damaged or destroyed to the extent that, in the reasonable judgment of Landlord, the cost to repair and restore the Building or the Project would exceed twenty-five percent (25%) of the full replacement cost of the Building or the Project, whether or not the Premises are at all damaged or destroyed; or
     (d) If the fire or other casualty occurs during the last year of the Term.
     If any of the circumstances described in subparagraphs (a), (b), (c) or (d) of this Section 12.2 occur or arise, Landlord shall give Tenant notice within sixty (60) days after the date of the casualty, specifying whether Landlord elects to terminate this Lease as provided above and, if not, Landlord’s estimate of the time required to complete Landlord’s repair obligations under this Lease.
     12.3 Tenant’s Right to Terminate
     If all or a substantial part of the Premises are rendered untenantable or inaccessible by damage to all or any part of the Project from fire or other casualty, and Landlord does not elect to terminate as provided above, then Tenant may elect to terminate this Lease if Landlord’s estimate of the time required to complete Landlord’s repair obligations under this Lease is greater than one (1) year, in which event Tenant may elect to terminate this Lease by giving Landlord notice of such election to terminate within thirty (30) days after Landlord’s notice to Tenant pursuant to Section 12.2; provided, however, that Tenant shall not be entitled to terminate this Lease pursuant to the foregoing provisions in the event that the damage to the Premises has been caused by Tenant or any of Tenant’s Representatives or Tenant’s Visitors in or about the Project.

     12.4 Waiver
     Landlord and Tenant each hereby waive the provisions of California Civil Code Sections 1932(2), 1933(4) and any other applicable existing or future Law permitting the termination of a lease agreement in the event of damage or destruction under any circumstances other than as provided in Sections 12.2 and 12.3.
13. Condemnation
     13.1 Definitions
     (a) “Award” shall mean all compensation, sums, or anything of value awarded, paid or received on a total or partial Condemnation.
     (b) “Condemnation” shall mean (i) a permanent taking (or a temporary taking for a period extending beyond the end of the Term) pursuant to the exercise of the power of condemnation or eminent domain by any public or quasi-public authority, private corporation or individual having such power (“Condemnor”), whether by legal proceedings or otherwise, or (ii) a voluntary sale or transfer by Landlord to any such authority, either under threat of condemnation or while legal proceedings for condemnation are pending.
     (c) “Date of Condemnation” shall mean the earlier of the date that title to the property taken is vested in the Condemnor or the date the Condemnor has the right to possession of the property being condemned.
     13.2 Effect on Lease
     (a) If the Premises are totally taken by Condemnation, this Lease shall terminate as of the Date of Condemnation. If a portion but not all of the Premises is taken by Condemnation, this Lease shall remain in effect; provided, however, that if the portion of the Premises remaining after the Condemnation will be unsuitable for Tenant’s continued use, then upon notice to Landlord within thirty (30) days after Landlord notifies Tenant of the Condemnation, Tenant may terminate this Lease effective as of the Date of Condemnation.
     (b) If twenty-five percent (25%) or more of the Project or of the parcel(s) of land on which the Building is situated or of the Parking Area or of the floor area in the Building is taken by Condemnation, or if as a result of any Condemnation the office portion, if any, of the Building is no longer reasonably suitable for use for office purposes or the retail portion, if any, of the Building is no longer reasonably suitable for use for retail purposes, whether or not any portion of the Premises is taken, Landlord may elect to terminate this Lease, effective as of the Date of Condemnation, by notice to Tenant within sixty (60) days after the Date of Condemnation.
     (c) If all or a portion of the Premises is temporarily taken by a Condemnor for a period not extending beyond the end of the Term, this Lease shall remain in full force and effect.

     13.3 Restoration
     If this Lease is not terminated as provided in Section 13.2, Landlord, at its expense, shall diligently proceed to repair and restore the Premises to substantially its former condition (to the extent permitted by then applicable Laws) and/or repair and restore the Building to an architecturally complete form suitable to its former use (whether office, retail or mixed use office/retail); provided, however, that Landlord’s obligations to so repair and restore shall be limited to the amount of any Award received by Landlord and not required to be paid to any Mortgagee (as defined in Section 20.2 below). In no event shall Landlord have any obligation to repair or replace any Tenant Improvements or other improvements in the Premises beyond the amount of any Award received by Landlord for such repair, which is not required to be paid over to any Mortgagee, or to repair or replace any of Tenant’s personal property, Trade Fixtures, or Alterations.
     13.4 Abatement and Reduction of Rent
     If any portion of the Premises is taken in a Condemnation or is rendered permanently untenantable by repairs necessitated by the Condemnation, and this Lease is not terminated, the Base Rent and Additional Rent payable under this Lease shall be proportionally reduced as of the Date of Condemnation based upon the percentage of rentable square feet in the Premises so taken or rendered permanently untenantable. In addition, if this Lease remains in effect following a Condemnation and Landlord proceeds to repair and restore the Premises, the Base Rent and Additional Rent payable under this Lease shall be abated during the period of such repair or restoration to the extent such repairs prevent Tenant’s use of the Premises.
     13.5 Awards
     Any Award made shall be paid to Landlord, and Tenant hereby assigns to Landlord, and waives all interest in or claim to, any such Award, including any claim for the value of the unexpired Term; provided, however, that Tenant shall be entitled to receive, or to prosecute a separate claim for, an Award for a temporary taking of the Premises or a portion thereof by a Condemnor where this Lease is not terminated (to the extent such Award relates to the unexpired Term), or an Award or portion thereof separately designated for relocation expenses or the interruption of or damage to Tenant’s business or as compensation for Tenant’s personal property, Trade Fixtures or Alterations.
     13.6 Waiver
     Landlord and Tenant each hereby waive the provisions of California Code of Civil Procedure Section 1265.130 and any other applicable existing or future Law allowing either party to petition for a termination of this Lease upon a partial taking of the Premises and/or the Project.

14. Assignment and Subletting
     14.1 Landlord’s Consent Required
     Tenant shall not assign, mortgage, pledge, hypothecate or encumber this Lease or any interest therein, or sublet or license or permit the use or occupancy of the Premises or any part thereof by or for the benefit of anyone other than Tenant, or in any other manner transfer all or any part of Tenant’s interest under this Lease (each and all a “Transfer”), without the prior written consent of Landlord, which consent (subject to the other provisions of this Section 14) shall not be unreasonably withheld or delayed. If Tenant is a business entity (other than a corporation whose stock is publicly traded), any direct or indirect transfer of fifty percent (50%) or more of the ownership interest of the entity (whether in a single transaction or in the aggregate through more than one transaction) shall be deemed a Transfer. Notwithstanding any provision in this Lease to the contrary, Tenant shall not mortgage, pledge, hypothecate or otherwise encumber this Lease or all or any part of Tenant’s interest under this Lease.
     14.2 Reasonable Consent
     (a) Prior to any proposed Transfer, Tenant shall submit in writing to Landlord: (i) the name and legal composition of the proposed assignee, subtenant, user or other transferee (each a “Proposed Transferee”); (ii) the nature of the business proposed to be carried on in the Premises; (iii) a current balance sheet, income statements for the last two years and such other reasonable financial and other information concerning the Proposed Transferee as Landlord may reasonably request; and (iv) a copy of the proposed assignment, sublease or other agreement governing the proposed Transfer. Within fifteen (15) business days after Landlord receives all such information it shall notify Tenant whether it approves or disapproves such Transfer or if it elects to proceed under Section 14.7.
     (b) Tenant acknowledges and agrees that, among other circumstances for which Landlord could reasonably withhold consent to a proposed Transfer, it shall be reasonable for Landlord to withhold consent where (i) the Proposed Transferee does not intend itself to occupy the entire portion of the Premises assigned or sublet, (ii) the Proposed Transferee is a governmental agency or unit or an existing tenant in the Project, (iii) the proposed Transfer would violate any “exclusive” rights of any tenants in the Project, (iv) Landlord or Landlord’s agent has shown space in the Project to the Proposed Transferee or responded to any inquiries from the Proposed Transferee or the Proposed Transferee’s agent concerning availability of space in the Project, at any time within the preceding six (6) months, or (v) Landlord otherwise determines that the proposed Transfer would have the effect of decreasing the value of the Project or increasing the expenses associated with operating, maintaining and repairing the Project.
     14.3 Excess Consideration
     If Landlord consents to the Transfer, Tenant shall pay to Landlord as additional rent, within ten (10) days after receipt by Tenant, fifty percent (50%) of any consideration paid by any transferee (the “Transferee”) for the Transfer, including, in the case of a sublease, the excess of the rent and other consideration payable by the subtenant over the amount of Base Rent and Additional Rent payable hereunder applicable to the subleased space, less reasonable and customary market-based leasing commissions and marketing expenses, if any, incurred by Tenant in connection with such Transfer, which commissions shall, for purposes of the aforesaid calculation, be amortized on a straight-line basis over the term of such Transfer.
     14.4 No Release of Tenant
     No consent by Landlord to any Transfer shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether occurring before or after such consent, assignment, subletting or other Transfer. Each Transferee shall be jointly and severally liable with Tenant (and Tenant shall be jointly and severally liable with each Transferee) for the payment of rent (or, in the case of a sublease, rent in the amount set forth in the sublease) and for the performance of all other terms and provisions of this Lease. The consent by Landlord to any Transfer shall not relieve Tenant or any such Transferee from the obligation to obtain Landlord’s express prior written consent to any subsequent Transfer by Tenant or any Transferee. The acceptance of rent by Landlord from any other person (whether or not such person is an occupant of the Premises) shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer.
     14.5 Expenses and Attorneys’ Fees
     Tenant shall pay to Landlord all costs and expenses (including reasonable attorneys’ fees not to exceed $2,500.00) incurred by Landlord in connection with reviewing or consenting to any proposed Transfer (including any request for consent to, or any waiver of Landlord’s rights in connection with, any security interest in any of Tenant’s property at the Premises).
     14.6 Effectiveness of Transfer
     Prior to the date on which any permitted Transfer (whether or not requiring Landlord’s consent) becomes effective, Tenant shall deliver to Landlord a counterpart of the fully executed Transfer document and Landlord’s standard form of Consent to Assignment or Consent to Sublease executed by Tenant and the Transferee in which each of Tenant and the Transferee confirms its obligations pursuant to this Lease. The voluntary, involuntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and any such surrender or cancellation shall, at the option of Landlord, either terminate all or any existing subleases or operate as an assignment to Landlord of any or all of such subleases.
     14.7 Landlord’s Right to Space
     Notwithstanding any of the above provisions of this Section to the contrary, if Tenant notifies Landlord that it desires to enter into an assignment or a sublease of the entire Premises, then, in lieu of consenting to such Transfer, Landlord may elect to terminate this Lease. In such event, this Lease will terminate on the earlier of ninety (90) days after the date of Landlord’s notice to Tenant making the election set forth in this Section 14.7 or the date the Transfer was proposed to be effective, and Landlord may lease such space to any party, including the prospective Transferee identified by Tenant.

     14.8 Assignment of Sublease Rents
     Tenant hereby absolutely and irrevocably assigns to Landlord any and all rights to receive rent and other consideration from any sublease and agrees that Landlord, as assignee or as attorney-in-fact for Tenant for purposes hereof, or a receiver for Tenant appointed on Landlord’s application may (but shall not be obligated to) collect such rents and other consideration and apply the same toward Tenant’s obligations to Landlord under this Lease; provided, however, that Landlord grants to Tenant at all times prior to occurrence of any breach or default by Tenant a revocable license to collect such rents (which license shall automatically and without notice be and be deemed to have been revoked and terminated immediately upon any Event of Default). Notwithstanding the foregoing, such assignment to Landlord of the rights to receive rent and other consideration from any sublease and to collect the same shall not be deemed to create any privity of contract or estate as between Landlord and any subtenant, or be construed as an assumption by Landlord of any liability or obligation of Tenant to any subtenant or as an agreement by Landlord to recognize any sublease or the rights or interests of any subtenant thereunder in the event of the expiration or any earlier termination of this Lease from any cause whatsoever, nor shall any action taken by Landlord to enforce such assignment or to collect any rent or other consideration payable by any subtenant be deemed to create or impose any liability on Landlord to any such subtenant.
15. Default and Remedies
     15.1 Events of Default
     The occurrence of any of the following shall constitute an “Event of Default” by Tenant:
     (a) Tenant fails to make any payment of rent within five (5) days after such payment becomes due, or any amount required to replenish the security deposit as provided in Section 4 above, within five (5) days after such replenishment becomes due.
     (b) Tenant abandons the Premises.
     (c) Tenant fails timely to deliver any subordination document, estoppel certificate or financial statement requested by Landlord within the applicable time period specified in Sections 20.1, 21.1 and 21.2.
     (d) Tenant violates the restrictions on Transfer set forth in Section 14.
     (e) Tenant makes an assignment for the benefit of creditors; is adjudicated an insolvent, files a petition (or files an answer admitting the material allegations of a petition) seeking relief under any state or federal bankruptcy or other statute, law or regulation affecting creditors’ rights; all or substantially all of Tenant’s assets are subject to judicial seizure or attachment and are not released within thirty (30) days, or Tenant consents to or acquiesces in the appointment of a trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant’s assets.
     (f) Tenant fails, within ninety (90) days after the commencement of any proceedings against Tenant seeking relief under any state or federal bankruptcy or other statute, law or regulation affecting creditors’ rights, to have such proceedings dismissed, or Tenant fails, within ninety (90) days after an appointment, without Tenant’s consent or acquiescence, of any trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant’s assets, to have such appointment vacated.
     (g) Tenant fails to perform or comply with any provision of this Lease other than those described in subparagraphs (a) through (f) above, and does not fully cure such failure within thirty (30) days after notice to Tenant or, if such failure cannot be cured within such thirty (30) day period, Tenant fails within such thirty (30) day period to commence, and thereafter diligently proceed with, all actions necessary to cure such failure as soon as reasonably possible.
     15.2 Remedies
     Upon the occurrence of an Event of Default, Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law:
     (a) Landlord may terminate Tenant’s right to possession of the Premises at any time by written notice to Tenant. Tenant expressly acknowledges that in the absence of such written notice from Landlord, no other act of Landlord, including re-entry into the Premises, efforts to relet the Premises, reletting of the Premises for Tenant’s account, storage of Tenant’s personal property and Trade Fixtures, acceptance of keys to the Premises from Tenant or exercise of any other rights and remedies under this Section, shall constitute an acceptance of Tenant’s surrender of the Premises or constitute a termination of this Lease or of Tenant’s right to possession of the Premises. Upon such termination in writing of Tenant’s right to possession of the Premises, as herein provided, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant as provided in California Civil Code Section 1951.2 and any other applicable existing or future Law providing for recovery of damages for such breach, including the worth at the time of award of the amount by which the rent which would be payable by Tenant hereunder for the remainder of the Term after the date of the award of damages, including Additional Rent as reasonably estimated by Landlord, exceeds the amount of such rental loss as Tenant proves could have been reasonably avoided, discounted at the discount rate published by the Federal Reserve Bank of San Francisco for member banks at the time of the award plus one percent (1%).
     (b) Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations).
     (c) Landlord may cure the Event of Default at Tenant’s expense. If Landlord pays any sum or incurs any expense in curing the Event of Default, Tenant shall reimburse Landlord upon demand for the amount of such payment or expense with interest at the Interest Rate from the date the sum is paid or the expense is incurred until Landlord is reimbursed by Tenant.
     (d) Landlord may remove all Tenant’s property from the Premises, and such property may be stored by Landlord in a public warehouse or elsewhere at the sole cost and for the account of Tenant. If Landlord does not elect to store any or all of Tenant’s property left in the Premises,

Landlord may consider such property to be abandoned by Tenant, and Landlord may thereupon dispose of such property in any manner deemed appropriate by Landlord. Any proceeds realized by Landlord on the disposal of any such property shall be applied first to offset all expenses of storage and sale, then credited against Tenant’s outstanding obligations to Landlord under this Lease, and any balance remaining after satisfaction of all obligations of Tenant under this Lease shall be delivered to Tenant.
16. Late Charge, Interest and Quarterly Payments
     16.1 Late Charge
     If any payment of rent is not received by Landlord within five (5) days of when due, Tenant shall pay to Landlord on demand as a late charge an additional amount equal to five percent (5%) of the overdue payment. A late charge shall not be imposed more than once on any particular installment not paid when due, but imposition of a late charge on any payment not made when due does not eliminate or supersede late charges imposed on other (prior) payments not made when due or preclude imposition of a late charge on other installments or payments not made when due.
     16.2 Interest
     In addition to the late charges referred to above, which are intended to defray Landlord’s costs resulting from late payments, any payment from Tenant to Landlord not paid when due, other than late charges, shall at Landlord’s option bear interest from the date due until paid to Landlord by Tenant at the rate of twelve percent (12%) per annum or the maximum lawful rate that Landlord may charge to Tenant under applicable laws, whichever is less (the “Interest Rate”). Acceptance of any late charge and/or interest shall not constitute a waiver of Tenant’s default with respect to the overdue sum or prevent Landlord from exercising any of its other rights and remedies under this Lease.
     16.3 Quarterly Payments
     If Tenant during any six (6) month period shall be more than five (5) days delinquent in the payment of any rent or other amount payable by Tenant hereunder on three (3) or more occasions, then, notwithstanding anything herein to the contrary, Landlord may, by written notice to Tenant, elect to require Tenant to pay all Base Rent and Additional Rent quarterly in advance. Such right shall be in addition to and not in lieu of any other right or remedy available to Landlord hereunder or at law on account of Tenant’s default hereunder.
17. Waiver
     No provisions of this Lease shall be deemed waived by Landlord or Tenant unless such waiver is in a writing signed by the waiving party. The waiver by Landlord or Tenant of any breach of any provision of this Lease shall not be deemed a waiver of such provision or of any subsequent breach of the same or any other provision of this Lease. No delay or omission in the exercise of any right or remedy of Landlord or Tenant upon any default by either party shall impair such right or remedy or be construed as a waiver. Landlord’s acceptance of any payments of rent due under this Lease shall not be deemed a waiver of any default by Tenant under this

Lease (including Tenant’s recurrent failure to timely pay rent) other than Tenant’s nonpayment of the accepted sums, and no endorsement or statement on any check or payment or in any letter or document accompanying any check or payment shall be deemed an accord and satisfaction. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.
18. Entry, Inspection and Closure
     Upon reasonable prior notice to Tenant (and without notice in emergencies), Landlord and its authorized representatives may enter the Premises at all reasonable times to: (a) determine whether the Premises are in good condition, (b) determine whether Tenant is complying with its obligations under this Lease, (c) perform any maintenance or repair of the Premises or the Building that Landlord has the right or obligation to perform, (d) install or repair improvements for other tenants where access to the Premises is required for such installation or repair, (e) serve, post or keep posted any notices required or allowed under the provisions of this Lease, (f) show the Premises to prospective brokers, agents, buyers, transferees, Mortgagees, or tenants (but only during the final year of the Term), or (g) do any other act or thing necessary for the safety or preservation of the Premises or the Building. Any required notice referenced above may be delivered by Landlord either orally or in written form; provided, however, that any notice required pursuant to Sections 18(c) or (d) shall be written. When reasonably necessary Landlord may temporarily close entrances, doors, corridors, elevators or other facilities in the Building, including, without limitation, the Common Areas, without liability to Tenant by reason of such closure. Landlord shall conduct its activities under this Section in good faith and in a manner that will minimize inconvenience to Tenant. In no event shall Tenant be entitled to an abatement of rent on account of any entry by Landlord, and Landlord shall not be liable in any manner for any inconvenience, loss of business or other damage to Tenant or other persons arising out of Landlord’s entry on the Premises in accordance with this Section. No action by Landlord pursuant to this Section 18 shall constitute an eviction of Tenant, constructive or otherwise, entitle Tenant to an abatement of rent or to terminate this Lease or otherwise release Tenant from any of Tenant’s obligations under this Lease.
19. Surrender and Holding Over
     19.1 Surrender
     Upon the expiration or termination of this Lease, Tenant shall surrender the Premises and all Tenant Improvements and Alterations to Landlord broom-clean and in their original condition, except for reasonable wear and tear, damage from casualty or condemnation and any changes resulting from approved Alterations; provided, however, that prior to the expiration or termination of this Lease Tenant shall remove all telephone and other cabling installed in the Building by Tenant and remove from the Premises all Tenant’s personal property and any Trade Fixtures and all Alterations that Landlord has elected to require Tenant to remove as provided in Section 6, and repair any damage caused by such removal. If such removal is not completed before the expiration or termination of the Term, Landlord shall have the right (but no obligation) to remove the same, and Tenant shall pay Landlord on demand for all costs of removal and storage thereof and for the rental value of the Premises for the period from the end of the Term through the end of the time reasonably required for such removal. Landlord shall also have the right to retain or dispose of all or any portion of such property if Tenant does not pay all such costs and retrieve the property within ten (10) days after notice from Landlord (in which event title to all such property described in Landlord’s notice shall be transferred to and vest in Landlord). Tenant waives all Claims against Landlord for any damage or loss to Tenant resulting from Landlord’s removal, storage, retention, or disposition of any such property unless such damage or loss is due to Landlord’s gross negligence or willful misconduct. Upon expiration or termination of this Lease or of Tenant’s possession, whichever is earliest, Tenant shall surrender all keys to the Premises or any other part of the Building and shall deliver to Landlord all keys for or make known to Landlord the combination of locks on all safes, cabinets and vaults that may be located in the Premises. Tenant’s obligations under this Section shall survive the expiration or termination of this Lease.
     19.2 Holding Over
     If Tenant (directly or through any Transferee or other successor-in-interest of Tenant) remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s continued possession shall be on the basis of a tenancy at the sufferance of Landlord. No act or omission by Landlord, other than its specific written consent, shall constitute permission for Tenant to continue in possession of the Premises, and if such consent is given or declared to have been given by a court judgment, Landlord may terminate Tenant’s holdover tenancy at any time upon seven (7) days’ written notice. In such event, Tenant shall continue to comply with or perform all the terms and obligations of Tenant under this Lease, except that (i) during the first sixty (60) days of such holdover the monthly Base Rent during Tenant’s holding over shall be one hundred fifty percent (150%) of the greater of Base Rent payable in the last full month prior to the termination hereof or the fair market rental rate for the Premises as reasonably determined by Landlord and (ii) beginning on the sixty-first (61st) day of such holdover the monthly Base Rent during Tenant’s holding over shall be two hundred percent (200%) of the greater of Base Rent payable in the last full month prior to the termination hereof or the fair market rental rate for the Premises as reasonably determined by Landlord. Acceptance by Landlord of rent after such termination shall not constitute a renewal or extension of this Lease; and nothing contained in this provision shall be deemed to waive Landlord’s right of re-entry or any other right hereunder or at law. Tenant shall indemnify, defend and hold Landlord harmless from and against all Claims arising or resulting directly or indirectly from Tenant’s failure to timely surrender the Premises. Tenant’s obligations under this Section shall survive the expiration or termination of this Lease.
20. Encumbrances
     20.1 Subordination
     This Lease is expressly made subject and subordinate to any mortgage, deed of trust, ground lease, underlying lease or like encumbrance affecting any part of the Project or any interest of Landlord therein which is now existing or hereafter executed or recorded (“Encumbrance”); provided, however, that such subordination shall only be effective, as to future Encumbrances, if the holder of the Encumbrance agrees that this Lease shall survive the termination of the Encumbrance by lapse of time, foreclosure or otherwise so long as Tenant is not in default under this Lease and executes a nondisturbance agreement in substantially the form attached as Exhibit G hereto or otherwise in the form reasonably requested by Landlord, for the benefit of Tenant. Provided that the conditions of the preceding sentence are satisfied, Tenant shall execute and deliver to Landlord, within ten (10) business days after written request therefor by Landlord and in a form reasonably requested by Landlord, any additional documents evidencing the subordination of this Lease with respect to any such Encumbrance, the nondisturbance agreement of the holder of any such Encumbrance, and the attornment obligation of Tenant to such holder or its successors and assigns. If the interest of Landlord in the Project is transferred pursuant to or in lieu of proceedings for enforcement of any Encumbrance, Tenant shall immediately and automatically attorn to the new owner, and this Lease shall continue in full force and effect as a direct lease between the transferee and Tenant on the terms and conditions set forth in this Lease. Following mutual execution hereof, Landlord shall use commercially reasonable efforts to obtain a nondisturbance agreement in substantially the form attached as Exhibit G hereto.
     20.2 Mortgagee Protection
     Tenant agrees to give any holder of any Encumbrance covering any part of the Project (“Mortgagee”), by registered mail, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the address of such Mortgagee. If Landlord shall have failed to cure such default within thirty (30) days from the effective date of such notice of default, then the Mortgagee shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary to cure such default (including the time necessary to foreclose or otherwise terminate its Encumbrance, if necessary to effect such cure), and this Lease shall not be terminated so long as such remedies are being diligently pursued. Tenant agrees that each Mortgagee is an express third party beneficiary hereof.
21. Estoppel Certificates and Financial Statements
     21.1 Estoppel Certificates
     Within ten (10) days after written request therefor, Tenant shall execute and deliver to Landlord, in a form provided by or satisfactory to Landlord, a certificate stating that this Lease is in full force and effect, describing any amendments or modifications hereto, acknowledging that this Lease is subordinate or prior, as the case may be, to any Encumbrance and stating any other information Landlord may reasonably request, including the Term, the monthly Base Rent, the date to which Rent has been paid, the amount of any security deposit or prepaid rent, whether either party hereto is in default under the terms of the Lease, and whether Landlord has completed its construction obligations hereunder (if any). Tenant irrevocably constitutes, appoints and authorizes Landlord as Tenant’s special attorney-in-fact for such purpose to complete, execute and deliver such certificate if Tenant fails timely to execute and deliver such certificate as provided above. Any person or entity purchasing, acquiring an interest in or extending financing with respect to the Project shall be entitled to rely upon any such certificate. If Tenant fails to deliver such certificate within ten (10) days after Landlord’s second written request therefor, Tenant shall be liable to Landlord for any damages incurred by Landlord including any profits or other benefits from any financing of the Project or any interest therein which are lost or made unavailable as a result, directly or indirectly, of Tenant’s failure or refusal to timely execute or deliver such estoppel certificate.
     21.2 Financial Statements
     Within ten (10) days after written request therefor, but not more than once a year, Tenant shall deliver to Landlord a copy of the financial statements (including at least a year end balance sheet and a statement of profit and loss) of Tenant for the most recently completed year, prepared in accordance with generally accepted accounting principles (and, if such is Tenant’s normal practice, audited by an independent certified public accountant).
22. Notices
     Any notice, demand, request, consent or approval that either party desires or is required to give to the other party under this Lease shall be in writing and shall be served personally, delivered by messenger or courier service, by electronically-confirmed telefacsimile, or by U.S. certified mail, return receipt requested, postage prepaid, addressed to the other party at the party’s address for notices set forth in the Basic Lease Information. Any notice required pursuant to any Laws may be incorporated into, given concurrently with or given separately from any notice required under this Lease. Notices shall be deemed to have been given and be effective on the earlier of (a) receipt (or refusal of delivery or receipt); or (b) one (1) day after acceptance by the independent service for delivery, if sent by independent messenger or courier service, or three (3) days after mailing if sent by mail in accordance with this Section. Either party may change its address for notices hereunder, effective fifteen (15) days after notice to the other party complying with this Section. If Tenant sublets the Premises, notices from Landlord shall be effective on the subtenant when given to Tenant pursuant to this Section.
23. Attorneys’ Fees
     In the event of any dispute between Landlord and Tenant in any way related to this Lease, and whether involving contract and/or tort claims, the non-prevailing party shall pay to the prevailing party all reasonable attorneys’ fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including any appeal and the enforcement of any judgment or award), only if the dispute is litigated or prosecuted to final judgment (collectively, “Fees”). In addition to the foregoing, if Landlord utilizes the services of an attorney for the purpose of collecting any Rent due and unpaid by Tenant or in connection with any other breach of this Lease by Tenant, Tenant agrees to pay Landlord actual and reasonable attorneys’ fees as determined by Landlord for such services, regardless of the fact that no legal action may be commenced or filed by Landlord.
24. Quiet Possession
     Provided that this Lease is in full force and effect, Tenant shall have the quiet possession of the Premises throughout the Term as against Landlord and any persons or entities lawfully claiming by, through or under Landlord.

25. Security Measures
     Landlord shall implement security measures for the Project consistent with similar class buildings in the same geographic area. Such measures may include the registration or search of all persons entering or leaving the Building, requiring identification for access to the Building, evacuation of the Building for cause, suspected cause, or for drill purposes, the issuance of magnetic pass cards or keys for Building or elevator access and other actions that Landlord deems necessary or appropriate to prevent any threat of property loss or damage, bodily injury or business interruption; provided, however, that such measures shall be implemented in a way as not to inconvenience tenants of the Project unreasonably. If Landlord uses an access card system, Landlord may require Tenant to pay Landlord a deposit for each after-hours Building access card issued to Tenant, in the amount specified in the Basic Lease Information. Tenant shall be responsible for any loss, theft or breakage of any such cards, which must be returned by Tenant to Landlord upon expiration or earlier termination of the Lease. Landlord may retain the deposit for any card not so returned. Landlord shall at all times have the right to change, alter or reduce any such security services or measures. Tenant shall cooperate and comply with, and cause Tenant’s Representatives and Visitors to cooperate and comply with, such security measures. Notwithstanding anything herein to the contrary, Landlord, its agents and employees shall have no liability to Tenant or its Representatives or Visitors for the implementation, adequacy or exercise of, or the failure to implement or exercise, any such security measures or for any resulting disturbance of Tenant’s use or enjoyment of the Premises.
26. Tenant Parking
     Tenant shall be entitled to use the Parking Area for parking purposes to the extent provided in the Basic Lease Information and shall not use more than the number indicated therein. Tenant shall pay to Landlord, as additional rental hereunder, the monthly sum of Three Hundred Fifty Dollars ($350.00), or the current market rate as determined by Landlord, per allocated parking space. Tenant shall park its cars only in such designated areas, if any are so designated. Tenant shall furnish Landlord with Tenant’s and Tenant’s employees’ license plate numbers within five (5) days after receiving a written request from Landlord, and Tenant shall thereafter notify Landlord of any changes within five (5) days after any change occurs. Should Tenant make use of any Parking Areas in violation of this provision, Landlord may charge Tenant One Hundred Dollars ($100.00) per day for each day or partial day per car. In addition, Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to tow away any vehicle involved and charge the cost of towing and storage to Tenant, which cost shall be immediately payable upon demand by Landlord. Landlord shall use commercially reasonable efforts to enforce such parking rights against any tenant or any other party. Tenant shall abide, and cause its Representatives and Visitors to abide, by all Project Rules relating to parking in the Parking Area. Parking lot spaces shall be used only for parking by vehicles no larger than normal size passenger automobiles or pick-up trucks, or if so designated, for smaller vehicles. There shall be no overnight parking in parking areas provided by Landlord without Landlord’s prior written consent. Tenant or Tenant’s employees, suppliers, shippers, customers or invitees shall not be load or unload passengers, equipment or supplies, or park in areas, other than those designated by Landlord for such activities. Tenant agrees that Landlord assumes no responsibility of any kind whatsoever in reference to such automobile parking facilities or the use thereof by Tenant, its employees, agent or invitees, or by anyone else. Landlord may, at any time, and from time to time, limit access to the parking facilities by means of attendants and/or other devices, and make other changes in the layout and operation of the parking facilities, including, without limiting the generality of the foregoing, changes in locations of entrances, exits and parking spaces. Except as specifically provided in this Section 26, Tenant shall not have the right to use any portion of the Parking Area for parking.
27. Force Majeure
     Except as provided below, any prevention, delay or stoppage of the performance by Landlord or Tenant of any obligation under this Lease, including its obligations under the Construction Rider or Section 6 of this Lease, by any Force Majeure Events will excuse the performance of such obligation for a period equal to the duration of the prevention, delay or stoppage. If, therefore, this Lease specifies a time period for performance of an obligation of either party, a delay caused by a Force Majeure Event will extend the period within which the party must complete its performance. This Paragraph 27 will not apply to (a) the obligations imposed with regard to Rent and other charges Tenant must pay in accordance with the terms of this Lease or (b) the obligations imposed upon Landlord to pay any amount becoming due to Tenant under the terms of this Lease. As used herein, “Force Majeure Events” means strikes, embargoes, governmental regulations, acts of God, war, civil commotion or other strife, inability to obtain required materials or supplies, and other events beyond the control of the party whose performance is affected thereby.
28. Common Areas
     Subject to the terms and conditions of this Lease and the Project Rules, Tenant shall have the nonexclusive right to use the Common Areas (as defined below) during the Term, in common with other tenants or occupants of the Project or any real property owned by Landlord adjacent to the Land, the agents, employees, servants, invitees, contractors, guests, customers and representatives of such tenants or occupants, and any other users authorized by Landlord. As used herein, “Common Areas” means those portions of the Buildings, the Land, and all facilities and improvements thereon designated by Landlord for the nonexclusive use of occupants of the Project and other authorized users, including access roads, the Parking Area, driveways, sidewalks, landscaped areas, entrances, lobbies, halls, passages, exits, entrances, stairways, atriums, corridors, toilets and lavatories, passenger elevators, service areas and other facilities so designated by Landlord.
     Landlord shall at all times have exclusive control of the Common Areas. Landlord shall have the right, without the same constituting an actual or constructive eviction and without entitling Tenant to any abatement of rent, to: (i) close or restrict access to and/or use of any part of the Common Areas to whatever extent required in the opinion of Landlord’s counsel to prevent a dedication thereof or the accrual of any prescriptive rights therein; (ii) close or restrict access to and/or use of any part of the Common Areas to perform maintenance or for any other reason deemed sufficient by Landlord, including, without limitation, allowing the use thereof for invitation only public or private functions or gatherings; (iii) change the shape, size, location and extent of the Common Areas; (iv) eliminate from or add to the Project any land or improvement, including multi-deck parking structures; (v) make changes to the Common Areas including, without limitation, changes in the location of driveways, entrances, passageways, doors and doorways, elevators, stairs, restrooms, exits, parking spaces, parking areas, sidewalks or the direction of the flow of traffic and the site of the Common Areas; (vi) remove unauthorized persons from the Project; and/or (vii) change the name or address of the Building or the Project. Tenant shall keep the Common Areas clear of all obstructions created or permitted by Tenant, Tenant’s Representatives, and Tenant’s Visitors. If in the opinion of Landlord unauthorized persons are using any of the Common Areas by reason of the presence of Tenant in the Building, Tenant, upon demand of Landlord, shall restrain such unauthorized use by appropriate proceedings. In exercising any such rights regarding the Common Areas, (i) Landlord shall make a reasonable effort to minimize any disruption to Tenant’s business, and (ii) Landlord shall not exercise its rights to control the Common Areas in a manner that would materially interfere with Tenant’s use of the Premises without first obtaining Tenant’s consent.
29. Rules and Regulations
     Tenant shall be bound by and shall comply with the rules and regulations set forth in the Project Rules Rider attached hereto as Exhibit D and made a part of this Lease to the extent those rules and regulations are not in conflict with the terms of this Lease, as well as any reasonable rules and regulations hereafter adopted by Landlord for all tenants of the Project, upon notice to Tenant thereof (collectively, the “Project Rules”). Landlord reserves the right to amend the Project Rules from time to time with or without advance notice, as Landlord may deem appropriate for the best interests of the occupants of the Project and other authorized users. Any amendments to the Project Rules shall be effective as to Tenant and binding on Tenant upon delivery of a copy thereof to Tenant. Tenant shall observe and cause Tenant’s Representatives and Visitors to observe the Project Rules. Landlord shall not be responsible to Tenant or to any other person for any violation of, or failure to observe, the Project Rules by any other tenant or other person. Landlord shall not enforce Project rules in a discriminatory manner.
30. Landlord’s Liability
     The term “Landlord,” as used in this Lease, shall mean only the owner or owners of the Building at the time in question. In the event of any conveyance of title to the Building, then from and after the date of such conveyance, the transferor Landlord shall be relieved of all liability with respect to Landlord’s obligations to be performed under this Lease after the date of such conveyance. Notwithstanding any other term or provision of this Lease, the liability of Landlord for its obligations under this Lease is limited solely to Landlord’s interest in the Building as the same may from time to time be encumbered, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against Landlord’s partners or members or its or their respective partners, shareholders, members, directors, officers or managers on account of any of Landlord’s obligations or actions under this Lease.
31. Consents and Approvals
     31.1 Determination in Good Faith
     Wherever the consent, approval, judgment or determination of Landlord is required or permitted under this Lease, Landlord may exercise its good faith business judgment in granting or withholding such consent or approval or in making such judgment or determination. If it is determined that Landlord failed to give its consent where it was required to do so under this Lease, Tenant shall be entitled to monetary damages or to injunctive relief, but shall not be entitled to terminate this Lease for such failure.
     31.2 No Liability Imposed on Landlord
     The review and/or approval by Landlord of any item or matter to be reviewed or approved by Landlord under the terms of this Lease or any Exhibits or Addenda hereto shall not impose upon Landlord any liability for the accuracy or sufficiency of any such item or matter or the quality or suitability of such item for its intended use. Any such review or approval is for the sole purpose of protecting Landlord’s interest in the Project, and no third parties, including Tenant or the Representatives and Visitors of Tenant or any person or entity claiming by, through or under Tenant, shall have any rights as a consequence thereof.
32. Waiver of Right to Jury Trial
     Landlord and Tenant waive their respective rights to trial by jury of any contract or tort claim, counterclaim, cross-complaint, or cause of action in any action, proceeding, or hearing brought by either party against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises, including any claim of injury or damage or the enforcement of any remedy under any current or future law, statute, regulation, code, or ordinance.
33. Brokers
     Landlord and Tenant each represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker except the brokers identified as Landlord’s Broker and Tenant’s Broker (as such are specified in the Basic Lease Information) in the negotiating or making of this Lease, and each party agrees to indemnify and hold harmless the other from any claim or claims, and costs and expenses, including attorneys’ fees, incurred by the indemnified party in conjunction with any such claim or claims of any other broker or brokers to a commission in connection with this Lease as a result of the actions of the indemnifying party. Provided that this Lease is fully executed by the parties hereto, then Landlord shall pay a commission to Landlord’s Broker pursuant to a separate written agreement between Landlord and Landlord’s Broker, and Landlord’s Broker shall be responsible for any portion of such commission payable to Tenant’s Broker.
34. Entire Agreement
     This Lease, including the Exhibits and any Addenda attached hereto, and the documents referred to herein, if any, constitute the entire agreement between Landlord and Tenant with respect to the leasing of space by Tenant in the Project, and supersede all prior or contemporaneous agreements, understandings, proposals and other representations by or between Landlord and Tenant, whether written or oral, all of which are merged herein. Neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises, the Building, the Project or this Lease except as expressly set forth herein, and no rights, easements or licenses shall be acquired by Tenant by implication or otherwise unless expressly set forth herein. The submission of this Lease for examination does not constitute an option for the Premises and this Lease shall become effective as a binding agreement only upon execution and delivery thereof by Landlord to Tenant.
35. Miscellaneous
     This Lease may not be amended or modified except by a writing signed by Landlord and Tenant. Subject to Section 14 and Section 30, this Lease shall be binding on and shall inure to the benefit of the parties and their respective successors, assigns and legal representatives. The determination that any provisions hereof may be void, invalid, illegal or unenforceable shall not impair any other provisions hereof and all such other provisions of this Lease shall remain in full force and effect. The unenforceability, invalidity or illegality of any provision of this Lease under particular circumstances shall not render unenforceable, invalid or illegal other provisions of this Lease, or the same provisions under other circumstances. This Lease shall be construed and interpreted in accordance with the laws (excluding conflict of laws principles) of the State in which the Building is located. The provisions of this Lease shall be construed in accordance with the fair meaning of the language used and shall not be strictly construed against either party, even if such party drafted the provision in question. When required by the context of this Lease, the singular includes the plural. Wherever the term “including” is used in this Lease, it shall be interpreted as meaning “including, but not limited to” the matter or matters thereafter enumerated. The captions contained in this Lease are for purposes of convenience only and are not to be used to interpret or construe this Lease. If more than one person or entity is identified as Tenant hereunder, the obligations of each and all of them under this Lease shall be joint and several. Time is of the essence with respect to this Lease, except as to the conditions relating to the delivery of possession of the Premises to Tenant. Neither Landlord nor Tenant shall record this Lease.
36. Authority
     If Tenant is a corporation, partnership, limited liability company or other form of business entity, each of the persons executing this Lease on behalf of Tenant warrants and represents that Tenant is a duly organized and validly existing entity, that Tenant has full right and authority to enter into this Lease and that the persons signing on behalf of Tenant are authorized to do so and have the power to bind Tenant to this Lease. Tenant shall provide Landlord upon request with evidence reasonably satisfactory to Landlord confirming the foregoing representations.
37. Non-Discrimination and Non-Segregation
     Without limiting any other provision hereof, Tenant covenants by and for itself, its successors and assigns, and all parties claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions: That there shall be no discrimination against or segregation of any person or group of persons on account of race, color, creed, religion, sex, marital status, national origin or ancestry, in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Premises, nor shall Tenant itself, or any party claiming under or through Tenant, establish or permit any such practice or practices or discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees or vendees in the Premises.

38. Option to Renew
     (a) Provided that Tenant is not then in default, Tenant shall have a one time option to renew this Lease (the “Renewal Option”) with respect to all, but not less than all, of the Premises for a five (5) year extended term, commencing upon the Expiration Date and ending five (5) years thereafter, upon the same terms and conditions as this Lease except for Base Rent, which shall be determined as described below, and that the Renewal Option thus exercised shall no longer exist. The Renewal Option shall be personal to Tenant and shall only be exercisable by Tenant if Tenant is actually occupying at least eighty percent (80%) of the Premises at the time of Tenant’s exercise of the Renewal Option and at the commencement of the Renewal Term. In order to exercise any Renewal Option, Tenant shall give written notice (the “Election Notice”) to Landlord of Tenant’s intention to exercise such Renewal Option not more than twelve (12) months nor less than nine (9) months prior to the Expiration Date, and if such notice is not so given, the Renewal Option shall terminate. Tenant hereby expressly acknowledges and agrees that time is of the essence for purposes of notice of exercise of any Renewal Option and that Tenant’s failure to do so within such time period will relieve Landlord of any obligation under this Section. Except as provided in subparagraph (b) below, if Tenant timely delivers the Election Notice to Landlord and is not in default under this Lease at the time the Renewal Term commences, Landlord and Tenant shall be deemed to have entered into an extension of this Lease with respect to the entirety of the Premises for a five (5) year extended term on the terms and conditions set forth herein. The parties hereto acknowledge that Landlord shall be under no obligation to expend or agree to expend funds in connection with any Renewal Option, including, but not limited to, any funds for improvement to the Premises.
     (b) The monthly Base Rent payable during the Renewal Term pursuant to subparagraph (a) above shall be an amount equal to the greater of (i) the monthly Base Rent payable for the last month of the Term, or (ii) the Prevailing Market Rent (as hereinafter defined), multiplied by the number of square feet constituting the Premises, as then measured by Landlord in accordance with generally accepted measurement standards. “Prevailing Market Rent” shall mean the prevailing rental rate per square foot then being obtained by landlords of commercial buildings of similar location, character and stature as the Building, for comparable improved space of similar size and comparable location within the building and for comparable duration and otherwise upon substantially equivalent economic terms as this Lease. During the Renewal Term, the Premises are to be leased “as is” and Landlord shall not be obligated to provide any tenant improvements or financing for the same. The calculation of Prevailing Market Rent shall be determined with regard to concessions or inducements, including, without limitation, tenant improvement allowances, free rent, lease take-over obligations, or moving costs, that may be paid to other tenants. Landlord and Tenant shall meet and attempt in good faith to mutually determine Prevailing Market Rent for the purposes of the foregoing. If the parties have not reached agreement on Prevailing Market Rent by the date that is sixty (60) days after Tenant’s delivery of the Election Notice (the “Initial Rent Determination Period”) to Landlord, then within ten (10) days following the expiration of the Initial Rent Determination Period, Tenant may elect, by giving written notice to Landlord, to either (i) submit to binding arbitration for a determination of the Prevailing Market Rent, or (ii) extend the Term of the Lease for a period of six (6) to twelve (12) months, as specified by Tenant in its written notice of election (which notice and election shall be irrevocable), at a Base Rent equal to one hundred ten percent (110%) of the then-current Base Rent plus payment of all Additional Rent. If Tenant elects alternative (ii) and extends the Term of the Lease for a period of six (6) to twelve (12) months, such extension shall be upon and subject to all of the terms and provisions of this Lease, and this Lease shall automatically terminate at the end of the applicable period so specified by Tenant; provided that Tenant shall have no further option to extend or renew this Lease. The failure of Tenant to make an election of either alternative (i) or (ii) above within the aforesaid ten (10) day period shall be conclusively and irrevocably deemed to be an election by Tenant to elect alternative (i). If Tenant elects, or is deemed to have elected, to submit to binding arbitration, then each party shall appoint an appraiser and shall give to the other party the identity of the appraiser no later than the date that is twenty (20) days after the expiration of the Initial Rent Determination Period. If either party fails to appoint an appraiser by such date, the sole appraiser appointed, if any, shall determine the Prevailing Market Rent. If no appraiser is appointed Landlord’s determination of Prevailing Market Rent shall be final and binding upon the parties. If two appraisers are appointed, they shall immediately meet and attempt to agree upon such Prevailing Market Rent. If the appraisers cannot reach agreement on the Prevailing Market Rent by the date that is fifteen (15) days after appointment of the appraisers by the parties hereto, each appraiser shall submit a determination of Prevailing Market Rent to Landlord and Tenant not later than twenty (20) days after such appointment. If the determinations of Prevailing Market Rent made by these two appraisers differ by five percent (5%) or less of the higher of the two determinations, the Prevailing Market Rent shall be the average of the two determinations. If the determinations vary by more than five percent (5%) of the higher of the two determinations, the two appraisers shall within ten (10) days after submission of their determinations, appoint a third appraiser. If the two appraisers shall be unable to agree on the selection of a third appraiser within the ten (10) day period, then either Tenant or Landlord may request such appointment by petitioning the presiding judge of the Superior Court in and for the County of San Francisco. Such third appraiser shall, within thirty (30) days after appointment, make a determination of the Prevailing Market Rent and submit such determination to Landlord and Tenant. The Prevailing Market Rent shall be the determination of Prevailing Market Rent submitted by the original two appraisers that is closer to the Prevailing Market Rent determination of the third appraiser. If the third appraiser’s determination is exactly equal to the arithmetic mean of the Prevailing Market Rent determinations of the original two appraisers, then Prevailing Market Rent shall be the average of the original two determinations. For purposes of this Section, “appraiser” shall mean an MAI designated appraiser with not less than five (5) years of full-time commercial appraisal experience in the County of San Francisco. Each party shall bear the fees and costs incurred by each party’s appraiser in connection with the determination of Prevailing Market Rent and all fees and costs incurred by the third appraiser, if any, in connection with the determination of Prevailing Market Rent shall be shared equally by Landlord and Tenant. If the determination of Prevailing Market Rent has not been made by the Applicable Expiration Date, then Tenant shall (i) continue to pay monthly Base Rent at the rate of one hundred ten percent (110%) of the monthly Base Rent for the last month of the Term (the “Arbitration Period Base Rent”) as well as any Additional Rent due under the Lease and (ii) pay to Landlord, or receive as a refund from Landlord, as applicable, on the first day of the month after the determination of Prevailing Market Rent is made, an amount, if any, equal to the difference between the Arbitration Period Base Rent that was paid to Landlord and the monthly Base Rent for the Renewal Term that should have been paid to Landlord as the monthly Base Rent for the Renewal Term as determined hereunder.

     In Witness Whereof, Landlord and Tenant have entered into this Lease as of the date first above written.

Tenant:	Taleo Corporation, a Delaware corporation

	By:	/s/ Jean Lavigueur

	Name:	Jean Lavigueur

	Title:	CFO

Landlord:	555-575 Market Street, llc, a Delaware limited liability company

	By:	/s/ Scott Smithey

	Name:	Scott Smithey

	Title:	SVP

Exhibit A
Attached to and Forming a Part of
Lease Agreement
dated as of May 14, 2004
between
555-575 Market Street, llc, as Landlord,
and
Taleo Corporation as Tenant (“Lease”)
Description of Premises, Building and Project, including Parking Area
[See attached pages]

A-1

Exhibit B
Attached to and Forming a Part of
Lease Agreement
dated as of May 14, 2004
between
555-575 Market Street, llc, as Landlord,
and
Taleo Corporation as Tenant (“Lease”)
Construction Rider
     The following provisions are additional provisions of the foregoing Lease to which this Construction Rider is attached. Except as may be expressly provided herein, no provision of this Construction Rider shall be deemed to limit any other provision of the Lease. The capitalized terms used herein have the same meanings as these terms are given in the Lease.
     1. Improvements. Tenant shall, through a contractor designated by Tenant and approved by Landlord (“Tenant’s Contractor”), construct and install in the Premises the improvements and fixtures as described in the Final Plans, as defined below (the “Improvements”). Landlord hereby approves GCI as Tenant’s Contractor, if selected by Tenant. If Tenant or Tenant’s Contractor use mechanical, electrical and plumbing subcontractors, any such subcontractor shall be subject to the prior written approval of Landlord, which approval will not be unreasonably withheld, conditioned or delayed. Upon request by Landlord, Tenant shall designate in writing an individual authorized to act as Tenant’s representative with respect to all approvals, directions and authorizations pursuant to this Construction Rider.
          1.1 Plans. Tenant shall furnish to Landlord for Landlord’s written approval (which shall not be unreasonably withheld, conditioned or delayed) working plans and specifications for all of the improvements which Tenant desires to be constructed in the Premises (the “Working Drawings”), prepared by Tenant’s licensed architect (“Tenant’s Architect”). The Working Drawings shall show improvements that conform to the space plan to be prepared by Tenant’s Architect and approved by Landlord in writing, which approval shall not be unreasonably withheld, conditioned or delayed (the “Final Space Plan”). Landlord shall respond to the Working Drawings within five (5) Business Days of its receipt thereof. If Landlord fails to respond within such five (5) Business Day period, Tenant shall send a second notice to Landlord, which notice shall clearly state that it is Tenant’s second notice to Landlord. If Landlord fails to respond to such second notice within two (2) Business Days of its receipt thereof, Landlord shall be deemed to have approved such Working Drawings. Within a reasonable period of time after receipt of Landlord’s response (not to exceed thirty (30) days), Tenant shall respond to any objections of Landlord to the Working Drawings and shall resubmit appropriately revised Working Drawings prepared by Tenant’s Architect, and such resubmitted Working Drawings shall clearly indicate which portions of the Working Drawings are revised and which portions of the Working Drawings remain unchanged from the previously submitted Working Drawings. This process shall be repeated until the Working Drawings have been completed by Tenant and approved in writing by Landlord. (The Working Drawings for all of the improvements to be constructed in the Premises, as approved in writing by Landlord, as revised by Tenant from time to time with

Landlord’s written approval in accordance with the following provisions of this Section 1.1, are hereinafter called the “Final Plans”).
     Tenant shall cause Tenant’s Contractor and all subcontractors to (A) obtain Landlord’s prior written approval (which Landlord shall not unreasonably withhold or delay) of all subcontractors to be utilized in the performance of any construction work affecting the Building’s life safety, mechanical or electrical systems, (B) obtain all necessary governmental permits and approvals (including, without limitation, a certificate of occupancy following completion of the Improvements as and when required by applicable Laws) in connection with all construction work (including demolition, if applicable) shown on the Final Working Drawings (and Landlord shall have no responsibility whatsoever in connection with obtaining the same), (C) furnish to Landlord, prior to the commencement of any construction in the Premises, certificates evidencing comprehensive public liability insurance with limits per occurrence of not less than $2,000,000 and property damage insurance with limits per occurrence of not less than $1,000,000, covering Tenant’s Contractor’s and subcontractors’ operations in the Premises and the Building (including any liability arising out of work involving Hazardous Substances) and builders’ risk insurance providing coverage in an amount equal to the full value of the Improvements upon completion thereof, and with respect to all such insurance naming Landlord and Tenant as additional insureds, and upon Landlord’s request also naming any or all of the Mortgagees as additional insureds, (D) perform the construction work in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the existing minimum standard for the Building, and (E) perform the construction work in accordance with applicable Laws and in such manner as to minimize disturbance of other tenants and occupants of the Building and, with respect to any work the sound levels or other effects of which would unreasonably disturb other tenants or occupants of the Building, perform such work during other than normal business hours. Landlord shall have no responsibility for furnishing any security services in or about the Building or Premises to safeguard Tenant’s construction of the Improvements or materials in connection therewith.
          1.2 Changes. In the event that Tenant shall desire any change in or to the Final Plans (a “Change”), Tenant shall request Tenant’s Architect to prepare a change order (a “Change Order”), together with revised Final Plans incorporating the Change requested by Tenant and clearly identifying the same as such on the revised Final Plans, and shall request Tenant’s Architect to submit the same to Landlord for Landlord’s review and written approval. Landlord shall not unreasonably withhold or delay its approval of the Change Order or revised Final Plans. Landlord agrees to approve or disapprove (with stated reasons) in writing any Change Order within two (2) Business Days after receipt of the Change Order and the revised Final Plans thereof, unless such Change Order is a Major Change Order. With respect to any Major Change Order, Landlord agrees to approve or disapprove (with stated reasons) in writing such Change Order within five (5) Business Days after receipt of the Major Change Order and the revised Final Plans thereof. If Landlord fails to approve or disapprove (with stated reasons) in writing the Change Order or Major Change Order within the period specified above, such Change Order shall be deemed approved by Landlord. Upon the approval or deemed approval of any Change Order, Tenant and Landlord shall execute such Change Order and the term “Final Plans” shall thereafter be deemed to refer to the Final Plans as so revised and approved. As used herein, the term “Major Change Order” shall mean a Change Order for a Change that (a) would affect

Building systems or the structure of the Building, (b) would affect the exterior appearance of the Building, or (c) would cost in excess of Twenty Thousand Dollars ($20,000.00).
          1.3 Construction. Upon approval by Landlord and Tenant of the Final Plans, Tenant shall proceed with reasonable diligence to cause the Improvements to be completed as shown on the Final Plans (subject to approved Changes). Tenant’s contractor shall comply with applicable Laws regarding the performance of the work. Before commencing business operations in the Premises, Tenant shall provide Landlord with a copy of any occupancy permit or certificate required for Tenant’s lawful occupancy of the Premises for the conduct of business therein.
          1.4 Approvals. Landlord shall not be deemed to have acted unreasonably if it withholds its approval of any proposed change to the Final Space Plan or Working Drawings because, in Landlord’s reasonable opinion, the work as described in such requested change: (a) would adversely affect Building systems, the structure of the Building or the safety of the Building and/or its occupants; (b) would impair Landlord’s ability to furnish services to Tenant or other tenants in the Building or the Property; (c) would unreasonably increase the cost of operating the Building or the Property; (d) would adversely affect the appearance of the Building or the Property or the marketability of the Premises to subsequent tenants; (e) would adversely affect another tenant’s premises or such other tenant’s use and enjoyment of such premises; or (f) is prohibited by any recorded covenants, conditions and restrictions affecting the Property, or any mortgage, trust deed or other instrument encumbering the Building and/or the Property. The foregoing reasons, however, shall not be the only reasons for which Landlord may withhold its approval of a proposed change to the Final Space Plan or Working Drawings, whether or not such other reasons are similar or dissimilar to the foregoing.
          1.5 Cost of Improvements. Subject to the Landlord Contribution as described below, the cost of the Improvements shall be paid solely by Tenant.
               (a) Landlord Contribution. Landlord shall contribute up to Ten Dollars ($10.00) per rentable square foot in the Premises (“Landlord’s Contribution”) toward the cost of the design (including preparation of space plans and Construction Documents), construction and installation of the Improvements (the “Total Construction Cost”). Additionally, if the Total Construction Cost exceeds ten dollars ($10.00) per rentable square foot, then upon Tenant’s written request to Landlord delivered not later than the date of Substantial Completion, Landlord’s Contribution shall be increased by an amount designated by Tenant not exceeding Five Dollars ($5.00) per rentable square foot of the Premises (the “Additional Contribution”), and (i) the monthly Base Rent per square foot for each month of the Term shall be increased by the Base Rent Adjustment (as defined below), (ii) Tenant shall deliver to Landlord an additional letter of credit in the amount of the Additional Contribution and otherwise conforming to Section 4 of this Lease, and (iii) the Termination Consideration (as defined in the Additional Provisions Rider) shall be equal to seven (7) months of Monthly Base Rent for the seven (7) months after the Termination Date. Landlord and Tenant shall memorialize any such increases in Base Rent, Letter of Credit and Termination Consideration in the Commencement Letter. As used herein, “Base Rent Adjustment” shall mean an amount equal to the amount of level monthly payments of principal and interest that would be required to amortize the total amount of the Additional Contribution over the initial Term of the Lease at a rate of nine percent (9%) per annum. Notwithstanding anything herein to the contrary, in the event that the front partition wall of the handicapped accessible stall located in the 8th floor restroom is required by the applicable government authority to be to be moved forward or otherwise modified in connection with the completion of the Improvements, then Landlord’s Contribution shall be increased by the actual cost to complete such work.
               (b) Payment of Landlord Contribution. Disbursements of the Landlord’s Contribution (including any Additional Contribution) shall be made in accordance with the procedures described in this Section 1.5(b) and applied toward the cost of the Improvements (the “Work”). Tenant shall submit to Landlord copies of invoices reasonably satisfactory to Landlord demonstrating the cost incurred by Tenant in connection with the portion of the Work for which payment is being sought, along with executed conditional releases and lien waivers (in a form reasonably approved by Landlord) from Tenant’s Contractor and all subcontractors and material suppliers for the Work performed on, and the equipment and materials supplied to, the Premises regarding their work at the Building, and executed unconditional releases and lien waivers (in a form reasonably approved by Landlord) from Tenant’s Contractor and all subcontractors and material suppliers for all Work performed on and all equipment and materials supplied to the Premises prior to the date of the invoice. Within ten (10) Business Days following receipt of such invoices from Tenant, Landlord shall pay the amounts shown on such invoices to Tenant until Landlord has disbursed the full amount of the Landlord’s Contribution (including any Additional Contribution, if requested) . Landlord shall have the right to inspect the Premises to confirm the completion of the Work covered by such invoices. Notwithstanding the foregoing, Landlord shall have no obligation to disburse any portion of Landlord’s Contribution to Tenant while any uncured default by Tenant exists under the Lease, and Landlord shall have no obligation to commence disbursement of the Landlord’s Contribution unless Tenant shall have provided Landlord with the estimated budget for the construction and installation of the Improvements prepared by Tenant’s Contractor.
          1.6 Construction Supervision Fee. Tenant shall pay to Landlord the actual cost of construction supervision in an amount not to exceed three percent (3%) of the Total Construction Cost. Such fee shall be paid to Landlord after Substantial Completion of the Improvements within ten (10) days after receipt of Landlord’s invoice therefor.
     2. Substantial Completion. As used herein, “Substantial Completion” shall mean the earlier of (i) date by which the Improvements have been completed except for finishing details, minor omissions, decorations and mechanical adjustments of the type normally found on an architectural “punch list”, or (ii) a certificate or occupancy or temporary certificate of occupancy has been issued by the applicable governmental agency.
     3. Ownership of Improvements. All Improvements, whether installed by Landlord or Tenant, shall become a part of the Premises, shall be the property of Landlord and, subject to the provisions of the Lease, shall be surrendered by Tenant with the Premises, without any compensation to Tenant, at the expiration or termination of the Lease in accordance with the provisions of the Lease.

Exhibit C
Attached to and Forming a Part of
Lease Agreement
dated as of May 14, 2004
between
555-575 Market Street, llc, as Landlord,
and
Taleo Corporation as Tenant (“Lease”)
Commencement Certificate

Landlord:	555-575 Market Street, llc

Tenant:	Taleo Corporation

Lease Date:	May 14, 2004

Premises:	575 Market Street, 8th Floor, San Francisco, California
     Tenant hereby accepts the Premises as being in the condition required under the Lease, with all of Landlord’s construction obligations, if any, completed (except for minor punchlist items which Landlord agrees to complete).
     The Commencement Date of the Lease is hereby established as                     ,      .
     The Expiration Date of the Lease is hereby established as                     ,      .

Tenant:	Taleo Corporation, a Delaware corporation

By:

Name:

Title:

Landlord:	555-575 Market Street, llc, a Delaware limited liability company

By:

Name:

Title:

C-1

Exhibit D
Attached to and Forming a Part of
Lease Agreement
dated as of May 14, 2004
between
555-575 Market Street, llc, as Landlord,
and
Taleo Corporation as Tenant (“Lease”)
Project Rules Rider
     The following Project Rules are additional provisions of the foregoing Lease to which they are attached. Except as may be expressly provided herein, no provision of this Project Rules Rider shall be deemed to limit any other provision of the Lease. The capitalized terms used herein have the same meanings as these terms are given in the Lease.
     1. Use of Common Areas. Tenant will not obstruct the Common Areas, and Tenant will not use the Common Areas for any purpose other than ingress and egress to and from the Premises. Without limiting the foregoing, the Common Areas shall not be used for staging or storage. The Common Areas, except for the sidewalks, are not open to the general public and Landlord reserves the right to control and prevent access to the Common Areas of any person whose presence, in Landlord’s opinion, would be prejudicial to the safety, reputation and interests of the Project and its tenants.
     2. No Access to Roof. Tenant has no right of access to the roof of the Building and will not install, repair or replace any antenna, aerial, aerial wires, fan, air-conditioner or other device on the roof of the Building, without the prior written consent of Landlord. Any such device installed without such written consent is subject to removal at Tenant’s expense without notice at any time. In any event Tenant will be liable for any damages or repairs incurred or required as a result of its installation, use, repair, maintenance or removal of such devices on the roof and agrees to indemnify and hold harmless Landlord from any liability, loss, damage, cost or expense, including reasonable attorneys’ fees, arising from any activities of Tenant or of Tenant’s Representatives on the roof of the Building.
     3. Signage. No sign, placard, picture, name, advertisement or notice visible from the exterior of the Premises will be inscribed, painted, affixed or otherwise displayed by Tenant on or in any part of the Building without the prior written consent of Landlord. Landlord reserves the right to adopt and furnish Tenant with general guidelines relating to signs in or on the Building. All approved signage will be inscribed, painted or affixed at Tenant’s expense by a person approved by Landlord, which approval will not be unreasonably withheld.
     4. Prohibited Uses. The Premises will not be used for manufacturing, for the storage of merchandise held for sale to the general public, for lodging or for the sale of goods to the general public. Tenant will not permit any food preparation on the Premises except that Tenant may use Underwriters’ Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages so long as such use is in accordance with all applicable federal, state and municipal laws, codes, ordinances, rules and regulations.
     5. Freight. Upon not less than twenty-four hours’ prior notice to Landlord, which notice may be oral, an elevator will be made available for Tenant’s use for transportation of freight, subject to such scheduling as Landlord in its discretion deems appropriate. Tenant shall not transport freight in loads exceeding the weight limitations of such elevator. Landlord reserves the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building, and no property will be received in the Building or carried up or down the freight elevator or stairs except during such hours and along such routes and by such persons as may be designated by Landlord. Landlord reserves the right to require that heavy objects will stand on wood strips of such length and thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such property from any cause, and Tenant will be liable for all damage or injuries caused by moving or maintaining such property.
     6. Nuisances and Dangerous Substances. Tenant will not conduct itself or permit Tenant’s Representatives or Visitors to conduct themselves, in the Premises or anywhere on or in the Project in a manner which is offensive or unduly annoying to any other Tenant or Landlord’s property managers. Tenant will not install or operate any phonograph, radio receiver, musical instrument, or television or other similar device in any part of the Common Areas and shall not operate any such device installed in the Premises in such manner as to disturb or annoy other tenants of the Project. Tenant will not use or keep in the Premises or the Project any kerosene, gasoline or other combustible fluid or material other than limited quantities thereof reasonably necessary for the maintenance of office equipment, or, without Landlord’s prior written approval, use any method of heating or air conditioning other than that supplied by Landlord. Tenant will not use or keep any foul or noxious gas or substance in the Premises or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors or vibrations, or interfere in any way with other tenants or those having business therein.
     7. Building Name and Address. Without Landlord’s prior written consent, Tenant will not use the name of the Building in connection with or in promoting or advertising Tenant’s business except as Tenant’s address.
     8. Building Directory. A directory for the Building will be provided for the display of the name and location of tenants. Landlord reserves the right to approve any additional names Tenant desires to place in the directory and, if so approved, Landlord may assess a reasonable charge for adding such additional names.
     9. Wiring and Cabling Installations. Landlord will direct Tenant’s electricians and other vendors as to where and how data, telephone, and electrical wires and cables are to be installed. No boring or cutting for wires or cables will be allowed without the prior written consent of Landlord. The location of burglar alarms, smoke detectors, telephones, call boxes and other office equipment affixed to the Premises shall be subject to the written approval of Landlord.

     10. Closing Procedures. Tenant will see that the doors of the Premises are closed and locked and all water faucets, water apparatus and utilities are shut off before Tenant or its employees leave the Premises. Tenant will be liable for all damage or injuries sustained by other tenants or occupants of the Project or Landlord resulting from Tenant’s carelessness in this regard or violation of this rule. Tenant will keep the doors to the Building corridors closed at all times except for ingress and egress.
     11. Plumbing Facilities. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be disposed of therein. Tenant will be liable for any breakage, stoppage or damage resulting from the violation of this rule by Tenant, its employees or invitees.
     12. Use of Hand Trucks. Tenant will not use or permit to be used in the Premises or in the Common Areas any hand trucks, carts or dollies except those equipped with rubber tires and side guards or such other equipment as Landlord may approve.
     13. Refuse. Tenant shall store all Tenant’s trash and garbage within the Premises or in other facilities designated by Landlord for such purpose. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Building is located without being in violation of any law or ordinance governing such disposal. All trash and garbage removal shall be made in accordance with directions issued from time to time by Landlord, only through such Common Areas provided for such purposes and at such times as Landlord may designate. Tenant shall comply at its own expense with the requirements of any recycling program adopted by Landlord for the Building.
     14. Soliciting. Canvassing, peddling, soliciting and distribution of handbills or any other written materials in the Project are prohibited, and Tenant will cooperate to prevent the same.
     15. Parking. Tenant will use, and cause Tenant’s Representatives and Visitors to use, any parking spaces to which Tenant is entitled under the Lease in a manner consistent with Landlord’s directional signs and markings in the Parking Area. Specifically, but without limitation, Tenant will not park, or permit Tenant’s Representatives or Visitors to park, in a manner that impedes access to and from the Project or the Parking Area or that violates space reservations for handicapped drivers registered as such with the California Department of Motor Vehicles. Landlord may use such reasonable means as may be necessary to enforce the directional signs and markings in the Parking Area, including, but not limited to, towing services, and Landlord will not be liable for any damage to vehicles towed as a result of non-compliance with such parking regulations. Landlord has the right to make changes in the parking procedures and guidelines from time to time, to benefit the Project, in Landlord’s sole discretion.
     16. Fire, Security and Safety Regulations. Tenant will comply with all safety, security, fire protection and evacuation measures and procedures established by Landlord or any governmental agency.

     17. Responsibility for Theft. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.
     18. Sales and Auctions. Tenant will not conduct or permit to be conducted any sale by auction in, upon or from the Premises or elsewhere in the Project, whether said auction be voluntary, involuntary, pursuant to any assignment for the payment of creditors or pursuant to any bankruptcy or other insolvency proceeding.
     19. Waiver of Rules. Landlord may waive any one or more of these Project Rules for the benefit of any particular tenant or tenants, but no such waiver by Landlord will be construed as a waiver of such Project Rules in favor of any other tenant or tenants or prevent Landlord from thereafter enforcing these Project Rules against any or all of the tenants of the Project.
     20. Effect on Lease. These Project Rules are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of the Lease. Violation of these Project Rules constitutes a failure to fully perform the provisions of the Lease, as referred to in Section 15.1 of the Lease.
     21. Non-Discriminatory Enforcement. Subject to the provisions of the Lease (and the provisions of other leases with respect to other tenants), Landlord shall use reasonable efforts to enforce these Project Rules in a non-discriminatory manner, but in no event shall Landlord have any liability for any failure or refusal to do so (and Tenant’s sole and exclusive remedy for any such failure or refusal shall be injunctive relief preventing Landlord from enforcing any of the Project Rules against Tenant in a manner that discriminates against Tenant).
     22. No Animals. Tenant shall not bring into the Premises at the Project any animals of any type or kind, except animals necessary to assist persons with disabilities.
     23. Safes. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Project and also the times and manner of moving the same in and out of the Project. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Without limiting the foregoing, no object shall be placed in the Premises whose weight distribution results in pressure in excess of eighty (80) pounds per square foot. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Project, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant.
     24. Conduct. Tenant shall conduct its business in an orderly manner in the best interests of the Project. No loudspeakers, televisions, phonographs, radios, or other devices shall be used in a manner so as to be heard or seen outside of the Premises without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.
     25. Additional and Amended Rules. Landlord reserves the right to rescind or amend these Project Rules and/or adopt any other and reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Project and for the preservation of good order therein.
     26. Janitorial Services. Tenant will not employ any person for the purpose of cleaning the Premises or permit any person to enter the Building for such purpose other than Landlord’s janitorial service, except with Landlord’s prior written consent. Tenant will not necessitate, and will be liable for the cost of, any undue amount of janitorial labor by reason of Tenant’s carelessness in or indifference to the preservation of good order and cleanliness in the Premises. Janitorial service will not be furnished to areas in the Premises on nights when such areas are occupied after 9:30 p.m., unless such service is extended by written agreement to a later hour in specifically designated areas of the Premises.
     27. Keys and Locks. Landlord will furnish Tenant, free of charge, two keys to each door or lock in the Premises. Landlord may make a reasonable charge for any additional or replacement keys. Tenant will not duplicate any keys, alter any locks or install any new or additional lock or bolt on any door of its Premises or on any other part of the Building without the prior written consent of Landlord and, in any event, Tenant will provide Landlord with a key for any such lock. On the termination of the Lease, Tenant will deliver to Landlord all keys to any locks or doors in the Building which have been obtained by Tenant.
     28. Window Coverings. No curtains, draperies, blinds, shutters, shades, awnings, screens or other coverings, window ventilators, hangings, decorations or similar equipment shall be attached to, hung or placed in, or used in or with any window of the Building without the prior written consent of Landlord, and Landlord shall have the right to control all lighting within the Premises that may be visible from the exterior of the Building.
     29. Floor Coverings. Tenant will not lay or otherwise affix linoleum, tile, carpet or any other floor covering to the floor of the Premises in any manner except as approved in writing by Landlord. Tenant will be liable for the cost of repair of any damage resulting from the violation of this rule or the removal of any floor covering by Tenant or its contractors, employees or invitees.

Exhibit E
Attached to and Forming a Part of
Lease Agreement
dated as of May 14, 2004
between
555-575 Market Street, llc, as Landlord,
and
Taleo Corporation as Tenant (“Lease”)
Prohibited Uses Rider
     The following provisions are additional provisions of the foregoing Lease to which this Prohibited Uses Rider is attached. Except as may be expressly provided herein, no provision of this Prohibited Uses Rider shall be deemed to limit any other provision of the Lease. The capitalized terms used herein have the same meanings as these terms are given in the Lease.
     As used in Section 5.1 of the Lease, “Prohibited Use” means any of the following uses:
     (a) educational activities;
     (b) provision of social services;
     (c) governmental use (including embassy or consulate use);
     (d) personnel agency;
     (e) customer service office;
     (f) studios for radio, television or other media;
     (g) amusement arcade, “bingo” parlor, game center, pool hall or billiard parlor;
     (h) bowling alley or arcade;
     (i) the sale of alcoholic beverages;
     (j) tavern, brew pub or bar;
     (k) health club, spa or gymnasium;
     (l) theater, night club, dance hall or discotheque;
     (m) second-hand or surplus store;
     (n) any dumping, disposing, incineration or reduction of garbage (exclusive of appropriately screened dumpster);

E-1

     (o) any fire sale, bankruptcy sale (unless pursuant to a court order) or auction house operation;
     (p) any living quarters, sleeping apartment or lodging rooms;
     (q) any veterinary hospital, animal raising facilities or pet shop;
     (r) mortuary;
     (s) sale, display or showing of movies, indecent or pornographic literature, video products or other products;
     (t) any separately demised newsstand;
     (u) any use which is a public nuisance;
     (v) “head shop”;
     (w) any theater of any kind;
     (x) restaurant;
     (y) amusement center, carnival, meeting hall, “disco” or other dance hall, sporting event facility, auditorium or any other like place of public assembly;
     (z) manufacturing operations;
     (aa) factories;
     (bb) any industrial usage;
     (cc) warehouse, processing or rendering plant;
     (dd) flea market;
     (ee) massage parlor, tanning studio, modeling studio, or establishment where men or women are engaged in salacious activities or sexually oriented business including, without limitation, mud wrestling, table dancing, or topless, bottomless or nude servers, waitresses waiters, dancers, hostesses or hosts;
     (ff) gambling establishment, “off-track betting” operation, lotto or lottery sales, or other similar or related businesses; and
     (gg) any other purpose which would be considered to be inconsistent with the use of the Project as a community-oriented office/retail project.

E-2

Exhibit F
Attached to and Forming a Part of
Lease Agreement
dated as of May 14, 2004
between
555-575 Market Street, llc, as Landlord,
and
Taleo Corporation as Tenant (“Lease”)
Additional Provisions Rider
     The following provisions are additional provisions of the foregoing Lease to which this Additional Provisions Rider is attached. Except as may be expressly provided herein, no provision of this Additional Provisions Rider shall be deemed to limit any other provision of the Lease. The capitalized terms used herein have the same meanings as these terms are given in the Lease.
1. Signs
     Landlord shall provide Tenant with Building standard signage at the entrance of the suite and their pro rata share of the interactive video displays in the Building lobby. Tenant shall have the right, at its sole cost and expense, to install its own signage on the 8th Floor lobby; provided, however, that Tenant shall not place or permit to be placed in, upon, or about the Premises, the Building or the Project any exterior lights, decorations, balloons, flags, pennants, banners, advertisements or notices, or erect or install any signs, windows or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior the Premises without obtaining Landlord’s prior written consent or without complying with Landlord’s signage criteria, as the same may be modified by Landlord from time to time, and with all applicable Laws, and will not conduct, or permit to be conducted, any sale by auction on the Premises or otherwise on the Project. Tenant shall remove any sign, advertisement or notice placed on the Premises, the Building or the Project by Tenant upon the expiration of the Term or sooner termination of this Lease, and Tenant shall repair any damage or injury to the Premises, the Building or the Project caused thereby, all at Tenant’s expense. If any signs are not removed, or necessary repairs not made, Landlord shall have the right to remove the signs and repair any damage or injury to the Premises, the Building or the Project at Tenant’s sole cost and expense.
2. Lease Cancellation Right
     Subject to the terms of this Section 1, Tenant shall have the one (1) time right to terminate and cancel this Lease (the “Termination Option”) effective as of the date (“Termination Date”) which is the last day of the forty-second (42nd) month of the initial Term, which right is contingent upon Tenant paying to Landlord the Termination Consideration (as defined below) in a timely manner in accordance with the following provisions of this Section 1. The Termination Option is personal to Tenant and may not be exercised by any sublessee.
     To exercise the Termination Option, Tenant must deliver to Landlord, on or before the date which is seven (7) months prior to the Termination Date, written notice of Tenant’s exercise of such right (the “Termination Notice”), along with the Termination Consideration. At Landlord’s election, the Termination Notice shall be effective only if Tenant is not in Default under this Lease, nor is any event then occurring and continuing which with the giving of notice or the passage of time, or both, would constitute a Default hereunder, either at the time of delivery of the Termination Notice or on the Termination Date. As used herein, the “Termination Consideration” shall mean an amount equal to six (6) months of Monthly Basic Rent due hereunder by Tenant calculated at the rate otherwise payable by Tenant for the six (6) months after the Termination Date (subject to adjustment pursuant to Section 1.5 of the Construction Rider attached to the Lease as Exhibit B ); provided, however, that in the event that Tenant has, prior to or concurrent with the delivery of the Termination Notice, entered into a new lease with Landlord for separate space located within the Project that is more than 12,109 square feet of rentable area, then the Termination Consideration shall be deemed delivered. If Tenant properly and timely exercises the Termination Option, this Lease shall expire at midnight on the Termination Date (except for those terms and provisions of the Lease that expressly survive the expiration or sooner termination of this Lease), and Tenant shall be required to surrender the Premises to Landlord on or prior to the Termination Date in accordance with the applicable provisions of this Lease.
3. Right of First Offer
     (a) Subject to the terms of this Section 3, Tenant shall have an one-time right of first offer (the “Right of First Offer”) during the Term to lease entire seventh (7th) floor of the Building (the “First Offer Space”), when and if the First Offer Space becomes available during the Term, except that Tenant shall not be required to exercise this Right of First Offer during the first twenty-four (24) months of the Term. The Right of First Offer is personal to Tenant and may not be exercised by any sublessee or assignee, or by any other successor or assign, of Tenant, unless requested by such assignee or successor and approved by Landlord. The Right of First Offer shall be effective only if Tenant is not in Default under this Lease, nor is any event then occurring and continuing which with the giving of notice or the passage of time, or both, would constitute a Default hereunder, either at the time of exercise of the Right of First Offer or on the First Offer Commencement Date (as hereinafter defined).
     (b) Landlord shall endeavor to provide Tenant with ten (10) months’ prior written notice of any expiring lease of the First Offer Space, and in the event that Landlord elects to market or offer to the public for lease the First Offer Space, then Landlord shall notify Tenant in writing of the terms and conditions upon which Landlord would be willing to lease the First Offer Space to Tenant, provided that Base Rent shall in any event be the Prevailing Market Rent (a “First Offer Space Availability Notice”). Tenant shall thereafter have the right to lease the First Offer Space on the terms and conditions specified in the First Offer Space Availability Notice by written notice (a “First Offer Notice”) to Landlord given not later than ten (10) business days after Tenant’s receipt of the First Offer Space Availability Notice. If Tenant fails to deliver a First Offer Notice to Landlord on a timely basis as provided in the preceding sentence, then Tenant shall be deemed to have elected not to exercise the Right of First Offer. Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer shall be subject and subordinate to any rights granted to tenants of the Building as of the date of this Lease.

     (c) In the event Tenant fails to exercise its Right of First Offer in a timely manner as provided herein, the Right of First Offer shall lapse and Landlord shall thereafter have the right to lease the First Offer Space to any party or parties on terms deemed acceptable to Landlord in its sole and absolute discretion. If Tenant validly exercises the Right of First Offer, then (1) Tenant’s lease of the First Offer Space shall commence on a date (a “First Offer Commencement Date”) specified in the First Offer Space Availability Notice, (2) the First Offer Space shall be leased to Tenant upon the terms and conditions set forth in the First Offer Space Availability Notice, except that Base Rent shall be the Prevailing Market Rent as defined and determined pursuant to Section 38 of this Lease, (3) Tenant’s Proportionate Share of the Building and the Project shall be increased to reflect the First Offer Space, and Tenant’s Base year for Operating Costs and Taxes shall be adjusted to reflect a new Base Year, and (4) except to the extent that the First Offer Space Availability Notice provides a tenant improvement allowance or a tenant improvement loan to Tenant, the First Offer Space shall be delivered to Tenant in its “as-is” condition on the First Offer Commencement Date, Tenant acknowledging and agreeing that Landlord shall have no obligation to improve, remodel or otherwise alter such First Offer Space prior to or after the First Offer Commencement Date, except to the extent expressly provided in the First Offer Space Availability Notice.
     (d) In the event Tenant exercises its Right of First Offer, then from and after the First Offer Commencement Date, the term “Premises,” whenever used in this Lease, shall mean the original Premises demised under this Lease and the First Offer Space (except, in the case of the First Offer Space then being leased, to the extent that the terms of this Lease are not consistent with the terms and conditions specified in the First Offer Space Availability Notice).

Exhibit G
Attached to and Forming a Part of
Lease Agreement
dated as of May 14, 2004
between
555-575 Market Street, llc, as Landlord,
and
Taleo Corporation as Tenant (“Lease”)
Form of Subordination, Non-disturbance and Attornment Agreement
THIS DOCUMENT PREPARED BY,
RECORDING REQUESTED BY
AND AFTER RECORDING RETURN TO:
Katten Muchin Zavis Rosenman
525 West Monroe Street, Suite 1600
Chicago, Illinois 60661-3693
Attention: Kenneth M. Jacobson, Esq.
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
     THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT is dated as of the       day of                     , 2004 by and between iSTAR FINANCIAL, INC., a Maryland corporation, having an office and place of business at 1114 Avenue of the Americas, 27th Floor, New York, New York 10036, and                                          having an office and place of business at                               (“Tenant”).
R E C I T A L S:
     A. Tenant has entered into, or is about to enter into, a certain lease dated as of                     ,       (as heretofore amended, modified, supplemented or renewed, the “Lease”), with                                          (“Landlord”), covering certain premises in that certain real property described in Exhibit A attached hereto (the “Premises”).
     B. Lender is the holder of a Deed of Trust loan to Landlord secured by, among other things, a Deed of Trust with Security Agreement, Assignment of Leases and Rents and Financing Statement (as heretofore or hereafter, amended, modified, supplemented or renewed, the “Deed of Trust”) of certain property that includes the Premises.
     C. The parties desire to set forth the terms of their agreement.
     NOW, THEREFORE, in consideration of the Premises and of the sum of One Dollar ($1.00) to each party hereto paid by the other, the receipt whereof is hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

1. Subordination. The Lease is and shall be subject and subordinate to the Deed of Trust to the full extent of the principal sum secured thereby, interest thereon and any other sum from time to time secured thereunder. The Deed of Trust shall take precedence over the Lease and shall be entitled to the same rights and privileges, both in law and in equity, as the Deed of Trust would have had if it had been executed, delivered, and recorded prior to the execution, delivery, and recording, or any of them, of the Lease or any notice thereof. Tenant agrees that it will not subordinate the Lease or its interest in the Premises to any other Deed of Trust or encumbrance without the prior written consent of Lender.
2. Attornment. Tenant, for itself and its successors and assigns, agrees that it will attorn to and recognize as its landlord Lender after foreclosure or any purchaser at a foreclosure sale under the Deed of Trust or any transferee (herein, Lender, such purchaser, such transferee and each successor and assign thereof may be referred to as a “New Landlord”) who acquires the Premises by deed in lieu of foreclosure and the successors and assigns of Lender or such purchaser or transferee for the unexpired balance (and any extensions if exercised) of the term of the Lease upon the same terms and conditions set forth in the Lease.
3. No Constructive Eviction. Tenant agrees that foreclosure of, or any other legal action in connection with, the Deed of Trust shall not be a constructive eviction of Tenant except at the option of Lender, which option shall arise only if Tenant is in default under the Lease beyond the expiration of any applicable grace period. Tenant shall have no right to appear in any such foreclosure action.
4. Non-Disturbance. Lender shall not, in the exercise of their rights arising, or which may arise, out of the Deed of Trust, disturb Tenant, interfere with Tenant, or deprive Tenant of its possession or its right to possession of the Premises (or any part thereof) under the Lease, or any right or privilege granted to or inuring to the benefit of Tenant under the Lease, or join Tenant in summary or foreclosure proceedings, provided the Lease is then in full force and effect and Tenant is not in default thereunder and no event has occurred which with the giving of notice or passage of time, or both, would constitute a default under the Lease.
5. Lender’s Liability. Tenant agrees that Lender, (whether or not Mortgagor succeeds to the interest of Landlord under the Lease) and any other New Landlord who shall succeed to the interest of Landlord under the Lease:
     (a) shall not be: (i) subject to any credits, offsets, defenses, claims or counterclaims which Tenant might have against any prior landlord (including Landlord); (ii) bound by any rent or additional rent which Tenant shall have paid more than one (1) month in advance to any prior landlord (including Landlord); (iii) bound by any covenant to undertake or complete any improvement to the Premises or the Property; or (iv) bound by any amendment or modification to the Lease made after the date hereof, or waiver of any provision of the Lease made after the date hereof, or any surrender, termination or cancellation of the Lease or any assignment or subletting (except assignments and subleases made in strict conformance with the applicable provisions of the Lease) which has not been consented to in writing by Lender; and

     (b) shall not be liable for: (i) any act or omission of any prior landlord (including Landlord); (ii) return of any security deposit made by Tenant to Landlord unless such New Landlord shall have actually received such security deposit from Landlord; or (iii) any payment to Tenant of any sums, or the granting to Tenant of any credit, in the nature of a contribution towards the cost of preparing, furnishing or moving into the Premises or any portion thereof (except to the extent expressly agreed to by New Landlord).
Tenant further agrees that it shall look solely to the Premises for recovery of any judgment or damages from Lender or any New Landlord, and neither Lender, such other New Landlord, any partner, officer, member, director, shareholder or agent of them or any successor or assign of any of the foregoing shall have any personal liability, directly or indirectly, under or in connection with the Lease or this Agreement or any amendment or amendments to either thereof made at any time or times, heretofore or hereafter, and Tenant hereby forever and irrevocably waives and releases any and all such personal liability. The limitation of liability provided in this paragraph is in addition to, and not in limitation of, any limitation on liability applicable to Lender or such other New Landlord provided by law or by any other contract, agreement or instrument.
6. Lender’s Consent. Landlord’s consent or approval under or with respect to the Lease or the Premises or any matter related thereto shall not be effective unless such consent or approval is accompanied by the written consent of Lender. Without limiting the generality of the foregoing, without the prior written consent of Lender, Tenant will not (a) enter into any agreement amending or terminating the Lease, (b) cancel the term of or surrender, the Lease, or (c) assign or sublet all or any part of the Premises, except only pursuant to any assignment or sublease which, under the express provisions of the Lease, Tenant is entitled to make without the consent of the Landlord.
7. Payment of Rent. Tenant acknowledges that the Lease and the rent and all sums due thereunder have been or will be assigned to Lender pursuant to an Assignment of Leases and Rents from Landlord to Lender as security for the obligations secured by the Deed of Trust. If Lender notifies Tenant of an event of default under the Deed of Trust and demands that Tenant pay its rent and all other sums due under the Lease to Lender, Tenant will honor such demand and pay to Lender the rent and all other sums due under the Lease from and after the date of receipt of such notice, on each due date under the Lease, until directed otherwise in writing by Lender or by a court of competent jurisdiction. Tenant shall make such payments to Lender without any further direction or consent from Landlord and despite the fact that no receiver of rents may have been appointed by a court. Landlord hereby irrevocably authorizes and directs Tenant to make such payments to Lender despite the receipt of any contrary instructions from Landlord or any other party, except a court of competent jurisdiction.
8. Insurance Proceeds and Condemnation Awards. Tenant hereby agrees that any interest of Tenant in any insurance, condemnation or eminent domain proceeds or awards made with respect to any interest in the Premises shall be subordinate to the interests of Lender in such proceeds or awards. Tenant will neither seek nor accept insurance, any condemnation or eminent domain proceeds or awards made with respect to any interest in the Premises until all amounts secured by the Deed of Trust have been paid in full.

9. Modifications. No modification, amendment, waiver, or release of any provision of this Agreement or of any right, obligation, claim, or cause of action arising thereunder shall be valid or binding for any purpose whatsoever unless in writing and duly executed by the party against which the same is sought to be asserted.
10. Successors and Assigns. The terms of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of the parties hereto.
11. Authority. Each party to this Agreement represents and warrants to each other party hereto that the execution and delivery of this Agreement has been duly authorized and that this Agreement shall be binding upon said party in accordance with its terms.
12. Notices. All notices and other communications hereunder shall be in writing and shall be delivered or mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:
     If to Lender:
c/o iStar Financial Inc.
1114 Avenue of the Americas
27th Floor
New York, New York 10036
Attention: Mr. Timothy O’Connor
with a copies to:
iStar Financial Inc.
1114 Avenue of the Americas
27th Floor
New York, New York 10036
Attention: Nina B. Matis, Esq.
iStar Asset Services Inc.
180 Glastonbury Blvd., Suite 201
Glastonbury, CT 06033
Attention: President
Katten Muchin Zavis Rosenman
525 West Monroe Street
Suite 1600
Chicago, Illinois 60661-3693
Attn: Kenneth M. Jacobson, Esq.

     If to Tenant:
Taleo Corporation
575 Market Street, 8th Floor
San Francisco, California 94105
Attention: Josh Faddis, Director Legal
Facsimile: (866) 507-5966
with a copy to:
Chief Financial Officer
Taleo Corporation
330 St. Vallier East, Suite 400
Quebec QC G1K 9C5
CANADA
Attention: Jean Lavigueur
Facsimile: (418) 524-8899
with a copy to:
Condon & Forsyth LP
685 Third Avenue
New York, New York 10017
Attention: Katherine B. Posner
Attention: John D. Horenstein
Facsimile: (212) 490-9100
or to such other address as any party hereto may provide to the other parties hereto in writing.
13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State where the Premises are located.
14. Counterparts. This Agreement may be executed in any number of counterparts and by each of the undersigned on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

LENDER: ISTAR FINANCIAL INC., a Maryland corporation
By:
Its:

TENANT:
By:
Its: